Exhibit 10.11

ASSET CONTRIBUTION AGREEMENT

by and among

SFX HOLDING CORPORATION,

SFX-DISCO OPERATING LLC,

SFX ENTERTAINMENT INC.,

DISCO PRODUCTIONS, INC.

and

JAMES DONALD ESTOPINAL

dated as of June 19, 2012

3.26	Securities Law Matters	29
3.27	Legends	29
3.28	Restricted Securities	30
3.29	Access to Information	30
3.30	Reliance Upon Representations	30
3.31	Exculpation	31
3.32	Material Misstatements Or Omissions	31

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING PARTIES		31

4.1	Corporate Existence and Power	31
4.2	Capital Structure	32
4.3	Authorization	32
4.4	Governmental Authorization, Other Consents	32
4.5	Litigation	32
4.6	Non-Contravention	33
4.7	[Intentionally omitted]	33
4.8	[Intentionally omitted]	33
4.9	Absence of Undisclosed Liabilities	33
4.10	Restrictions on Business Activities	33
4.11	Title to Property/Leases	33
4.12	Taxes	33
4.13	Compliance With Laws	34
4.14	No Other Representations and Warranties	34

ARTICLE 5 COVENANTS OF THE PARTIES		34

5.1	Further Assurances	34
5.2	Certain Filings	34
5.3	Public Announcements; Confidentiality	34
5.4	Offer of Employment	35
5.5	Assignment of Contracts and Claims	36
5.6	Third Party Notification	36
5.7	Non-Solicitation	36
5.8	Non-Competition	37
5.9	Parent SEC Documents	38
5.10	Insomniac Dispute	39
5.11	Auditor’s Fees	40
5.12	Registration Statement	40

ARTICLE 6 [INTENTIONALLY OMITTED]		41

ARTICLE 7 [INTENTIONALLY OMITTED]		41

ARTICLE 8 CLOSING		41

ii

8.1	Closing Date	41
8.2	Closing Deliveries	41

ARTICLE 9 INDEMNIFICATION		41

9.1	Transferor Parties’ Agreement to Indemnify	41
9.2	Acquiring Parties’ Agreement to Indemnify	42
9.3	Limitations on Duties to Indemnify	43
9.4	Survival of Representations, Warranties and Covenants	43
9.5	Claims for Indemnification	44
9.6	Defense of Claims	44
9.7	Nature of Payments	45
9.8	Exclusive Remedy	45
9.9	Acquiring Parties’ Right of Offset	45
9.10	Miscellaneous Indemnity Provisions	46
9.11	Property Taxes	46
9.12	Transfer and Sales Tax Returns	46

ARTICLE 10 [INTENTIONALLY OMITTED]		47

ARTICLE 11 MISCELLANEOUS		47

11.1	Notices	47
11.2	Amendments; No Waivers	47
11.3	Expenses	48
11.4	Successors and Assigns	48
11.5	Governing Law	48
11.6	Consent to Jurisdiction; Venue; Service of Process	48
11.7	Waiver of Jury Trial	49
11.8	Counterparts; Effectiveness	49
11.9	Entire Agreement	49
11.10	Titles and Headings; Construction	49
11.11	Severability	49
11.12	No Third Party Beneficiaries	50
11.13	Specific Performance	50

EXHIBITS

A	Assignment and Assumption Agreement

B	Lockup Agreement

C	Registration Rights Agreement

D	Employment Agreement

iii

ASSET CONTRIBUTION AGREEMENT

This Asset Contribution Agreement (this “Agreement”) is dated as of June 19, 2012, by and among SFX HOLDING CORPORATION, a Delaware corporation (“Parent”), SFX-DISCO OPERATING LLC, a Delaware limited liability company wholly owned by Parent (“Acquiror”), SFX ENTERTAINMENT INC., a Delaware corporation (“SFX”, and together with Parent and Acquiror, the “Acquiring Parties”), DISCO PRODUCTIONS, INC., a Louisiana corporation (“Transferor”) and JAMES DONALD ESTOPINAL, an individual resident of Puerto Rico and the sole stockholder of Transferor (“Estopinal”).  Estopinal and Transferor are collectively referred to herein as the “Transferor Parties”.  The Acquiring Parties and the Transferor Parties are collectively referred to herein as the “Parties” and each a “Party.”

WHEREAS, Transferor is engaged in the business of the promotion and production of electronic dance music festivals and shows (the “Business”);

WHEREAS, (i) the Transferor Parties desire to contribute to Acquiror all of the Transferred Assets, for the consideration and on the terms and subject to the conditions set forth herein, and (ii) Acquiror desires to acquire all of the Transferred Assets from the Transferor Parties for the consideration and on the terms and subject to the conditions set forth herein;

WHEREAS, on or about the date hereof, as part of an overall plan (the “Plan”) to enter into this Agreement and the Other Contribution Agreements, SFX entered into an exchange agreement with Parent (the “Exchange Agreement”), pursuant to which the stockholders of SFX will, on the terms and subject to the conditions set forth therein, contribute all outstanding shares of common stock, par value $0.01 per share, of SFX to Parent in exchange for shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”), with SFX continuing as a wholly owned Subsidiary of Parent (the “Exchange”);

WHEREAS, on or about the date hereof, as part of the Plan, Parent, certain wholly owned limited liability company Subsidiaries of Parent, and SFX entered into one or more contribution agreements (each, an “Other Contribution Agreement”) with one or more other individuals or entities engaged in businesses that are synergistic with those of SFX and the Transferor (the “Other Parties”), pursuant to which a wholly owned limited liability company Subsidiary of Parent will, on the terms and subject to the conditions set forth therein, acquire certain assets and assume certain liabilities thereof with a view to combining and expanding the overall business activities of Parent, SFX, the Transferor and the Other Parties in the field of live entertainment;

WHEREAS, the parties to the Transaction Documents and each of the parties to the Other Contribution Agreements intend to consummate the transactions contemplated thereby in accordance with the Plan such that the transactions contemplated by the Transaction Documents and the Other Contribution Agreements will qualify as a tax-free exchange transaction pursuant to Section 351 of the Code to the extent that the Consideration and the consideration payable to the Other Parties is paid in Parent Common Stock; and

WHEREAS, upon the closing of the transactions contemplated by the Exchange Agreement, Parent shall concurrently, but in the following order (i) effect the Exchange, with

SFX continuing as a wholly owned Subsidiary of Parent, and consummate the other transactions, all as contemplated by the Exchange Agreement, and (ii) consummate the transactions contemplated by this Agreement and by the Other Contribution Agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms, as used herein, have the following meanings:

“Accredited Investor Representations” has the meaning ascribed to it in Section 3.30.

“Acquiror” has the meaning ascribed to it in the introduction to this Agreement.

“Acquiring Party Indemnitees” has the meaning ascribed to it in Section 9.1.

“Acquiring Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Actions” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Adjustment Amount” has the meaning ascribed to it in Section 2.8(b).

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  With respect to any determination herein that a Person is an Affiliate of Transferor, the Acquiring Parties are relying solely on the representations, warranties and other information provided to them by the Transferor Parties.

“Agreement” has the meaning ascribed to it in the introduction to this Agreement.

“Allocation” has the meaning ascribed to it in Section 2.6(b).

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, common law, ordinance, binding policy, binding guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, permit or other requirement of any Governmental Authority applicable to the Transferor Parties, the Business or the transactions contemplated hereby.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A.

“Assumed Liability” or “Assumed Liabilities” has the meaning ascribed to it in Section 2.2.

“Balance Sheet Rules” means, collectively, the accounting principles, methods and practices used in preparing the Transferor Audited Financial Statements, applied on a consistent basis and in accordance with GAAP.

“Business” has the meaning ascribed to it in the introduction to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Cash Payment” has the meaning ascribed to it in Section 2.5.

“Closing” has the meaning ascribed to it in Section 8.1.

“Closing Date” has the meaning ascribed to it in Section 8.1.

“Closing Statement” has the meaning ascribed to it in Section 2.8(b).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Confidential Information” has the meaning ascribed to it in Section 5.3(b).

“Consideration” has the meaning ascribed to it in Section 2.5.

“Contract(s)” means contracts, agreements, permits, leases, licenses, franchises, warranties, guaranties, mortgages, notes, bonds, options, warrants, rights, commitments, understandings and other obligations in each case, whether written or oral, proposed, contingent or otherwise.

“Damages” means any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), net of (a) insurance proceeds actually received, and proceeds from related third party indemnification, contribution or similar claims actually received, and (b) an amount equal to any net reduction in cash Taxes actually payable which directly relate to such Damages.  With respect to a Transferor Party, for the avoidance of doubt, in no event shall Damages include any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees) incurred by Parent or any of its Subsidiaries.

“Designated Employees” has the meaning ascribed to it in Section 3.18.

“Difference” has the meaning ascribed to it in Section 2.8(e).

“Dispute” has the meaning ascribed to it in Section 2.8(c).

“Disputed Assets” has the meaning ascribed to it in Section 5.10(a).

“Domain Names” means all identifiers or URL registrations for Internet websites.

“Employee Assets” means all of Transferor’s assets, including without limitation, computers, work stations, third party software licensed for such computers or work stations, electronic files, multi-function printers and copiers, office furniture and other tangible assets presently used or formerly used principally by Estopinal or the Designated Employees that SFX elects to employ, which are necessary or useful for Estopinal or each Designated Employee to continue to perform his or their respective duties for Parent or any of its Subsidiaries after the Closing without interruption.

“Employment Agreement” has the meaning ascribed to it in Section 5.4.

“Equipment” means all servers, hardware, other equipment and Equipment Embodiments and Documentation used in connection with the Business.

“Equipment Embodiments and Documentation” means all object code, source code, technical documentation, engineering notes, information sheets, specifications, compilers, tools, data schema, databases, data warehouses, software, marketing and promotional materials, software libraries, know-how, invention disclosures and technology used in connection with the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estopinal” has the meaning ascribed to it in the introduction to this Agreement.

“Eventbrite” means Eventbrite, Inc., a Delaware corporation.

“Eventbrite Agreement” means the Ticketing Services Agreement, dated as of April 12, 2012, between Eventbrite and Transferor.

“Exchange” has the meaning ascribed to it in the introduction to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” has the meaning ascribed to it in the introduction to this Agreement.

“Excluded Assets” has the meaning ascribed to it in Section 2.3.

“Excluded Representations and Warranties” means the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.6, 3.13, 3.14, 3.15, 3.18, 3.19, 4.1, 4.2, 4.3, 4.9, 4.10, 4.11 and 4.12.

“Existing Patents and Applications” has the meaning ascribed to it in the definition of “Transferor IP” in Article 1.

“Final Adjustment Amount” has the meaning ascribed to it in Section 2.8(e).

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof and applied on a consistent basis.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Authorization” means any approval, consent, ratification, waiver or other authorization, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“Indemnifying Party” means:  (a) with respect to any Acquiring Party Indemnitee asserting a claim under Section 9.1, the Transferor Parties, jointly and severally; and (b) with respect to any Transferor Party Indemnitee asserting a claim under Section 9.2, the Acquiring Parties, jointly and severally.

“Indemnitee” means:  (a) the Acquiring Party Indemnitees with respect to any claim for which any Transferor Party is an Indemnifying Party under Section 9.1; and (b) the Transferor Party Indemnitees with respect to claims for which any Acquiring Party is an Indemnifying Party under Section 9.2.

“Independent Accounting Firm” has the meaning ascribed to it in Section 2.6(b).

“Insomniac” means Insomniac Inc.

“Insomniac Dispute” has the meaning ascribed to it in Section 5.10(a).

“Intellectual Property” means United States and foreign patents, copyrights, Trade Secrets, Marks, any registrations or applications with respect to any of the foregoing, any similar or other intellectual property rights, and any rights under or with respect to any of the foregoing, including, without limitation, the right to file patent applications with respect to inventions that have been conceived or reduced to practice in whole or part as of the date hereof, any such applications that are in fact filed, the right to file applications to register copyrights in copyrightable works that have been created in whole or part as of the date hereof, and any such applications that are in fact filed.

“Intellectual Property Embodiments and Documentation” means all object code, source code, technical documentation, engineering notes, information sheets, specifications, compilers, tools, data schema, databases, data warehouses, software, marketing and promotional materials, software libraries, know-how, invention disclosures and technology.

“IP Agreements” has the meaning ascribed to it in Section 3.12(e).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means all computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment (including any such assets as may be used to support any electronic information and ordering web-based or virtual platform) owned, leased or licensed by Transferor and used in connection with the Business as presently conducted, wherever located, and all associated documentation.

“Knowledge of SFX” or “SFX’s Knowledge” has the meaning ascribed to it in Article 4.

“Knowledge of Transferor” or “Transferor’s Knowledge” means the actual knowledge of Estopinal, after a reasonable investigation of the surrounding circumstances.

“Leased Real Property” means all real property leased or licensed to a Person, or to which such Person, has any other rights, under the Leases.

“Leases” means all of the existing leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, with respect to real property to which a Person is a party or by which such Person or the Transferred Assets, as applicable, is bound, but with respect to Transferred Assets, only to the extent that the foregoing are used in connection with the Business.

“Liability” means, with respect to any Person, any liability, debt or other obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any schedule to this Agreement.

“Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, claim, security interest, equitable interest, option, hypothecation, easement, right of way, restriction, encumbrance, preference, priority, right of first refusal, condition or limitation of any kind in respect of such asset and any agreement to grant any of the foregoing, excluding (a) liens for Taxes that are not due and payable or that are being contested in good faith by appropriate legal proceedings in a manner that will prevent foreclosure of the applicable lien during the pendency of such proceedings, (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other liens imposed by Applicable Law incurred in the Ordinary Course of Business for sums not yet delinquent, (c) liens relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, and (d) liens securing any Assumed Liability.

“Lockup Agreement” means a lockup agreement among Parent and Transferor with respect to shares of Parent Stock owned by Transferor, substantially in the form of Exhibit B.

“Marks” means trademarks, service marks, trade dress and others indicators of source, origin, sponsorship, certification or endorsement, and all goodwill in and to any such trademarks, service marks, trade dress and other indicators of source, origin, sponsorship, certification or endorsement.

“Material Adverse Effect” means, with respect to any Person, any change, event, circumstance, development or effect that has, or could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on (i) such Person’s consolidated  financial condition, business, assets, properties, results of operations, operations, Liabilities or reserves, (ii) with respect to Transferor, the Transferred Assets or the Assumed Liabilities, other than, in the case of clauses (i) and (ii) above, any change, event, circumstance, development or effect that directly results from (a) changes in United States or global economic conditions that do not disproportionately impact the Business, the Transferred Assets or the Assumed Liabilities or (b) changes in the industry in which the Business operates that do not disproportionately impact the Business, the Transferred Assets or the Assumed Liabilities and (iii) with respect to Transferor, the ability of the Transferor Parties to consummate the transactions contemplated by the Transaction Documents or to timely perform any of their respective obligations under the Transaction Documents.

“Net Assets” means Transferor Assets, minus Transferor Liabilities as determined in accordance with the Balance Sheet Rules, each calculated immediately before, and without giving effect to, the Closing.

“Objections Statement” has the meaning ascribed to it in Section 2.8(c).

“Ordinary Course of Business” means, with respect to any Person, business practices (a) consistent with the past practices of such Person or (b) in the ordinary course of the normal day-to-day operations of such Person.

“Other Contribution Agreement” has the meaning ascribed to it in the introduction to this Agreement.

“Other Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Parent” has the meaning ascribed to it in the introduction to this Agreement.

“Parent Common Stock” has the meaning ascribed to it in the introduction to this Agreement.

“Parent SEC Documents” has the meaning ascribed to it in Section 5.9.

“Party” or “Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Per Share Price” means (a) for the purposes of Section 2.8, $5.00 per share of Parent Common Stock and (b) for the purposes of Section 9.9, $5.00 per share of Parent Common Stock, unless shares of Parent Common Stock are then listed on a national securities exchange or traded on the over-the-counter market, in which case the Per Share Price shall be the volume weighted average closing price per share of Parent Common Stock on such exchange or market during the thirty (30) trading days ending on the second (2nd) trading day immediately preceding measurement.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, unincorporated organization, association, trust, estate or other entity or organization, including a Governmental Authority.

“Plan” has the meaning ascribed to it in the introduction to this Agreement.

“Post-Closing Tax Period” has the meaning ascribed to it in Section 9.11.

“Pre-Closing Tax Period” has the meaning ascribed to it in Section 9.11.

“Property Taxes” has the meaning ascribed to it in Section 9.11.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course and including any and all accounts receivables that have been written off or otherwise accounted for or reserved against as bad debts, together with any unpaid financing charges accrued thereon.

“Registration Rights Agreement” means a registration rights agreement among Parent and Transferor with respect to shares of Parent Stock owned by Transferor, substantially in the form of Exhibit C.

“Registration Statement” has the meaning ascribed o it in Section 5.12.

“Related Person” means:  (a) with respect to a particular individual:  (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; and (iii) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, manager, executor, or trustee (or in a similar capacity); and (b) with respect to a specified Person other than an individual:  (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity); and (iii) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).  For purposes of this definition, “Family” of an individual means (A) the individual, (B) the individual’s spouse (or any former spouse), and (C) any individual who resides with such individual, and “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent

(50%) or more of the voting securities of a second Person shall be deemed to control that second Person.

“Required Consents” means any approval, consent, ratification, waiver or other authorization of the other party or parties to each Transferred Contract that is required by the terms of such Transferred Contract to be obtained by any of the Transferor Parties by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of such Transferred Contract, the termination thereof, the incurrence of any penalty or fee or adverse change in amounts payable to or by either of the Acquiring Parties or obligations of either of the Acquiring Parties as compared to Transferor or a breach or default thereunder (whether with or without the passage of time, the giving of notice or both), and all other approvals, consents, ratifications, waivers or other authorizations required to be obtained prior to the Closing Date for the consummation of the transactions contemplated by the Transaction Documents.

“Restricted Activity” means any activity that is, or would reasonably be deemed to be, competitive with (a) any aspect of the Business (i) as operated prior to the date of this Agreement or (ii) as contemplated by any of the Transferor Parties to be operated in the future as of the date of this Agreement, in each case, anywhere in the world where the Business may be conducted from time to time, or (b) any business in which any Acquiring Party and/or any of their respective Affiliates are engaged or likely to engage as of the date hereof or as of the date of termination of Estopinal’s employment with a Transferor Party or one of its Affiliates.

“Retained Liabilities” has the meaning ascribed to it in Section 2.4.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SFX” has the meaning ascribed to it in the introduction to this Agreement.

“SFX Disclosure Schedule” has the meaning ascribed to it in Article 4.

“SFX’s Accountant” means an independent auditor of recognized national standing selected by SFX, in its sole discretion.

“Software” means all (a) computer programs, applications, systems and code, in both object code and Source Code, including software implementations of algorithms, models and methodologies and program interfaces and (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, but with respect to clauses (a) and (b), only to the extent used in connection with the Business.

“Source Code” means the human-readable version of a computer program that can be compiled into executable or object code.

“Stock Consideration” has the meaning ascribed to it in Section 2.5.

“Straddle Period” has the meaning ascribed to it in Section 9.11.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such equity interests, that would confer control of any such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Target” has the meaning ascribed to it in Section 2.8(b).

“Tax” means (a) all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax, business license tax, transfer tax, occupation tax, customs tax, duties or other taxes, fees, assessments or charges, together with any interest, penalty, or addition to tax  imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an Affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any amounts described in clause (a) or (b) above.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to Tax, filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto or any amendment thereof.

“Threshold Amount” has the meaning ascribed to it in Section 9.3(a).

“Trade Secrets” means all “Trade Secrets” as defined in the Uniform Trade Secrets Act.

“Transaction Documents” means this Agreement, the Lockup Agreement, the Registration Rights Agreement, the Assignment and Assumption Agreement, the Employment Agreement and all other agreements and documents entered into by one or more of the Parties as contemplated by or in connection with this Agreement and the transactions contemplated hereby (excluding the Exchange Agreement and the Other Contribution Agreements).

“Transferred Assets” has the meaning ascribed to it in Section 2.1.

“Transferred Contracts” has the meaning ascribed to it in Section 2.1(c).

“Transfer and Sales Taxes” means all sales tax, use taxes, stamp taxes, conveyance taxes, transfer taxes, filing fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Transferred Assets.

“Transferor” has the meaning ascribed to it in the introduction to this Agreement.

“Transferor Assets” means the assets and properties of the Business.

“Transferor Audited Financial Statements” has the meaning ascribed to it in Section 3.15.

“Transferor Common Stock” has the meaning ascribed to it in Section 3.3.

“Transferor Financial Statements” has the meaning ascribed to it in Section 3.15.

“Transferor Interim Financial Statements” has the meaning ascribed to it in Section 3.15.

“Transferor IP” means all Intellectual Property, Intellectual Property Embodiments and Documentation, Domain Names or Software used in or relating to the Business.  For avoidance of doubt, Transferor IP includes, without limitation, (a) all of the patents and patent applications referenced in the foregoing sentence that are or have been issued or filed as of the Closing Date (the “Existing Patents and Applications”), (b) all other patent applications that are filed after the Closing Date that disclose or claim any inventions first conceived or reduced to practice in whole or part on or before the Closing Date that relate to the Intellectual Property Embodiments and Documentation, including, without limitation, all continuations, continuations-in-part, divisional, reexamined and reissued patent applications and patents that relate to the Existing Patents and Applications, (c) all foreign counterparts with respect to any of the foregoing, and (d) all patents that issue with respect to any of the foregoing patent applications.

“Transferor Liabilities” means the liabilities of the Business.

“Transferor Organization Documents” has the meaning ascribed to it in Section 3.1.

“Transferor Party Indemnitees” has the meaning ascribed to it in Section 9.2.

“Transferor Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Transferor’s Disclosure Schedule” has the meaning ascribed to it in Article 3.

“Working Capital Amount” has the meaning ascribed to it in Section 2.9.

ARTICLE 2
CONTRIBUTION

2.1                               Contribution of Transferred Assets.  On the terms and subject to the conditions of this Agreement, at the Closing, the Transferor Parties shall contribute, sell, transfer, convey, assign and deliver to Acquiror, and Acquiror shall purchase, accept and acquire from the Transferor Parties, free and clear of any Liens, all of the assets constituting the Business, including without limitation, the following properties, assets, rights and claims, whether tangible or intangible, including goodwill and going concern value but excluding the Excluded Assets (the “Transferred Assets”):

(a)                                 all of the Transferor IP and IT Assets, including, without limitation, the Transferor IP identified on Schedule 2.1(a);

(b)                                 all of the Equipment, including, without limitation, the assets identified on Schedule 2.1(b);

(c)                                  all of the Contracts identified on Schedule 2.1(c) (the “Transferred Contracts”), except that Transferred Contracts shall not include any contract if SFX elects on or after the Closing not to accept a contract for which a Required Consent is necessary;

(d)                                 all of the Employee Assets which are listed on Schedule 2.1(d) (as it may be adjusted at Closing to reflect the Designated Employees who have accepted employment offers, if any, from SFX or any of its Affiliates as of the Closing);

(e)                                  all websites, URLs, Domain Names and webpages used, held for use or under development in connection with the Business, whether or not registered, including without limitation, the Domain Names identified on Schedule 2.1(e), together with all Intellectual Property associated therewith other than trademarks set forth therein which are not otherwise part of the Transferred Assets;

(f)                                   all advertising, marketing and sales materials developed for, or used in connection with, the Business together with all Intellectual Property embodied therein other than Intellectual Property set forth therein which are not otherwise part of the Transferred Assets;

(g)                                  all files, invoices, customer lists, records pertaining to customers and end-users (present, past and potential), all supplier lists and records pertaining to suppliers, books of account, files and ledgers, and other records to the extent solely and specifically for the Transferred Assets or the Assumed Liabilities and copies of the Tax books and records (redacted to exclude information not relating to the Transferred Assets or the Assumed Liabilities) relating to the Transferred Assets or the Assumed Liabilities and not otherwise provided pursuant to this clause (g);

(h)                                 without limiting anything set forth in clause (g) of this Section 2.1, all Intellectual Property Embodiments and Documentation;

(i)                                     all Governmental Authorizations of all Governmental Authorities set forth on Schedule 2.1(i);

(j)                                    all rights relating to deposits, advances, loan repayments, return of investments, prepaid expenses and other upfront payments, claims for refunds and rights of offset (other than refunds of Tax Liabilities relating to Tax periods (or portions thereof) ending on or prior to the Closing Date) that are not excluded under Section 2.3(c) related to the Transferred Assets or the Assumed Liabilities;

(k)                                 all rights to insurance proceeds to the extent such rights arise from or are related to any casualty or Liability affecting the Transferred Assets or the Assumed Liabilities;

(l)                                     all legal and equitable privileges, rights and claims against any third parties, and all choses in action relating to the Transferred Assets, the Business or the Assumed Liabilities;

(m)                             all goodwill of the Business;

(n)                                 all Receivables;

(o)                                 all of the rights, title and interest of the Transferor Parties in and to festivals and shows, whether through partnership agreements, profit sharing agreements, or otherwise, including those set forth on Schedule 2.1(o);

(p)                                 all of Transferor’s right, title and interest in and to the corporate name “Disco Productions, Inc.” and any other corporate name formerly used in connection with the Business.

Notwithstanding the foregoing, the transfer of the Transferred Assets pursuant to this Agreement does not include the assumption of any Liability related to the Transferred Assets unless SFX expressly assumes that Liability pursuant to Section 2.2.

2.2                               Assumption of Liabilities.  On the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Transferor Parties set forth herein, Acquiror agrees, effective at the Closing, to assume, perform and timely pay and discharge only the following (collectively, the “Assumed Liabilities” and each an “Assumed Liability”):  those executory obligations arising after the Closing under the Transferred Contracts which do not relate to (i) any breach of, or failure to comply with, prior to the Closing, any representation, warranty, covenant or obligation in any such Transferred Contract, (ii) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure, or (iii) any indemnification claim relating to any of the matters set forth in clauses (i) or (ii) of this Section 2.2.

2.3                               Excluded Assets.  Notwithstanding anything to the contrary herein, the following assets (the “Excluded Assets”) shall be excluded from the Transferred Assets and retained by Transferor:

(a)                                 all cash, cash equivalents and marketable securities of Transferor on hand or on deposit with any financial institution;

(b)                                 any bank or brokerage accounts of Transferor;

(c)                                  all prepaid Taxes and other expenses included on Schedule 2.3(c);

(d)                                 original copies of all minute books, records, stock ledgers, Tax records and other materials Transferor is required by law to retain;

(e)                                  all Contracts that are not Transferred Contracts;

(f)                                   all assets of Transferor which are not used in the Business;

(g)                                  all legal and equitable privileges, rights and claims against any third parties, and all choses in action relating to the Excluded Assets or Retained Liabilities;

(h)                                 all rights to insurance proceeds to the extent such rights arise from or are related to any casualty or Liability affecting the Excluded Assets or the Retained Liabilities;

(i)                                     the Disputed Assets; and

(j)                                    all ownership and other rights with respect to any Pension Plan, Welfare Plan and Compensation Program of Transferor.

2.4                               Retained Liabilities.  Notwithstanding any other provision of this Agreement or any of the other Transaction Documents or any other writing to the contrary, and regardless of any information disclosed to the Acquiring Parties or any of their respective Affiliates or representatives, neither Acquiror nor any Affiliates of Acquiror assumes, and Acquiror and Affiliates of Acquiror shall not at any time hereafter (including on or after the Closing) become liable or responsible for, any Liabilities of any of the Transferor Parties other than the Assumed Liabilities and as provided in Section 2.8 and Section 2.9 (such unassumed Liabilities, the “Retained Liabilities”).  Transferor shall remain bound by and liable and responsible for, and shall retain, pay, perform and discharge when due, all Retained Liabilities.

2.5                               Consideration.  Subject to adjustment as set forth in Section 2.8, upon the terms and subject to the conditions contained in this Agreement, as consideration for the sale, transfer, assignment, conveyance and delivery of the Transferred Assets and in full payment therefor, the Acquiring Parties shall pay or cause to be paid to Transferor: (i) $4,000,000 in cash, of which (A) $3,000,000 in cash will be delivered by wire transfer to an account designated by Transferor (the “Cash Payment”) and (B) $1,000,000 in cash will be held by Parent in escrow and released in accordance with Section 2.9, and (ii) 1,000,000 shares of Parent Common Stock (the “Stock Consideration”), and Parent shall assume the Assumed Liabilities as provided in Section 2.2 (together, the “Consideration”).  The shares of Parent Common Stock comprising the Stock Consideration shall be held in escrow by Parent pending receipt by Parent of:

(a)                                 all Required Consents required for the assignment of those Transferred Contracts set forth on Schedule 3.10 shall have been obtained or made, and no limitation, restriction or condition not already applicable to the Transferor Parties shall be imposed in connection with such Required Consents on any Acquiring Party or any of their Affiliates or their ownership or use of any of the Transferred Assets or the conduct or operation of the Business;

(b)                                 true and complete copies of (i) the audited consolidated balance sheets and the related consolidated statements of income and expenses, stockholders’ equity, and cash flows of the Business for each of the two fiscal years ended as of December 31, 2011 and December 31, 2010, together with all related notes and schedules thereto, accompanied by the reports thereon of Transferor’s accountants, in each case, audited by SFX’s Accountant; (ii) the unaudited consolidated balance sheets and the related consolidated statements of income and expenses, stockholders’ equity, and cash flows of the Business as of the quarterly period ended March 31, 2012 and March 31, 2011, in each case, audited by SFX’s Accountant, and (iii) for each of 2012 and 2011, the year-to-date period ended on the last day of the full calendar month immediately preceding the Closing, in each case, reviewed by SFX’s Accountant, together with all related notes and schedules thereto accompanied by the reports thereon;

(c)                                  evidence satisfactory to Parent that the Transferred Assets are free and clear of all Liens currently in favor of any Person, including, without limitation, JPMorgan Chase Bank, NA and Factor Funding LLC;

(d)                                 evidence satisfactory to Parent that each of the Domain Names listed on Schedule 2.1(e) have been registered to, and in the name of, Parent or one of its Affiliates; and

(e)                                  evidence satisfactory to Parent that Transferor shall have changed its corporate name to a corporate name that is reasonably satisfactory to Parent.

Subject to Section 2.8, upon receipt by Parent of the items set forth in this Section 2.5(a) through (e), Parent shall release the shares of Parent Common Stock comprising the Stock Consideration to Transferor.  Until the later to occur of (x) release of the shares of Parent Common Stock comprising the Stock Consideration from escrow in accordance with this Section 2.5 and (y) consummation of the Exchange, Transferor hereby irrevocably designates, constitutes and appoints Robert F.X. Sillerman as the Transferor’s attorney, agent and proxy, with full power of substitution, to vote and otherwise act (including, without limitation, for purposes of calling any meeting of the stockholders or directors of Parent or taking any action or providing any approval or consent required or permitted) with respect to the shares of Parent Common Stock comprising the Stock Consideration in any and all matters upon which stockholders owning capital stock of Parent are entitled to vote, as if actually present and voting, and with the same force and effect as if voted by Transferor, at any meeting of the stockholders of Parent, in any action by written consent of the stockholders of Parent or otherwise.  Such proxy and power of attorney is irrevocable and coupled with an interest and shall be automatically terminated and of no further or continuing force or effect upon the later to occur of (r) release of the shares of Parent Common Stock comprising the Stock Consideration from escrow in accordance with this Section 2.5 and (s) consummation of the Exchange.

2.6                               Tax Treatment; Allocation of Consideration.

(a)                                 Tax Treatment. The Parties agree that all Consideration pursuant to Sections 2.5  shall be treated as consideration for the Transferred Assets and not characterized in any other manner (except as otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code as if such provision applies in the relevant jurisdiction ).  For purposes of recognizing gain or loss on the Transferred Assets, each of the Transferred

Assets shall be considered transferred separately in exchange for a portion of each of the above categories of Consideration received, and the fair market value of each category of such Consideration shall be separately allocated to each of the Transferred Assets in proportion to the relative fair market values of each of the Transferred Assets.

(b)                                 Basis Allocation.  The Parties agree that any portion of the Consideration that results in an increase in the basis of the Transferred Assets in the hands of Acquiror over the amount of such basis in the hands of Transferor shall be allocated among the Transferred Assets in proportion to the amounts by which their values exceed Transferor’s bases in such assets (the “Allocation”).  Within sixty (60) days after the Closing, Acquiror shall provide Transferor with a proposed Allocation for Transferor’s review and comment.  If Transferor does not provide any comments to Acquiror in writing within ten (10) Business Days following delivery by Acquiror of the proposed Allocation, then the Allocation proposed by Acquiror shall be deemed to be final and binding absent manifest error.  If, however, Transferor submits comments to Acquiror within such ten (10) Business Day period, Acquiror and Transferor shall negotiate in good faith to resolve any differences within ten (10) Business Days.  If Transferor and Acquiror are unable to reach a resolution within such ten (10) Business Day period, then all remaining disputed items shall be submitted for resolution by an independent accounting firm mutually selected by Acquiror and Transferor (“Independent Accounting Firm”), which shall make a final determination as to the disputed items within twenty (20) Business Days after such submission, and such determination shall be final, binding and conclusive on Transferor and Acquiror.  The fees and disbursements of the Independent Accounting Firm shall be shared equally between Transferor and Acquiror.  Any subsequent adjustments to the sum of the Consideration shall be reflected in the Allocation in a manner consistent with the above procedure.  For all Tax purposes, Acquiror and Transferor agree that the transactions contemplated in this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise.  Each of Acquiror and Transferor agrees that it will file with its Tax Return for the year in which the Closing occurs the statement required by Treasury Regulation 1.351-3(a) or 1.351-3(b), as applicable.

2.7                               Withholding Rights.

(a)                                 Each of the Acquiring Parties shall be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement to Transferor such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, and to pay the same to any U.S. federal, state, local or foreign Governmental Authority as required by Applicable Law.  To the extent that amounts are so withheld and paid by the Acquiring Parties, such amounts shall be treated for all purposes of this Agreement as having been paid as Consideration to Transferor in respect of which such deduction or withholding and payment was made.

(b)                                 If any of the Acquiring Parties are required to make any payment to a Governmental Authority in respect of a withholding obligation arising out of the payment of the Consideration to Transferor and the Cash Payment portion of the Consideration payable with respect to Transferor is not sufficient to make such payment, then Transferor shall provide to such Acquiring Party, on demand, the amount of the shortfall, and such Acquiring Party shall pay such amount to the Governmental Authority.

(c)                                  Transferor agrees to furnish each of the Acquiring Parties with such representations and forms as it shall reasonably request to assist it in determining the extent of, and in fulfilling, any obligations it may have to withhold and pay over amounts to any Governmental Authority and/or to file any Tax Returns or information returns with respect to the payment of the Consideration to Transferor or the payment of any Taxes to any Governmental Authority in respect of Transferor arising in connection with this Agreement.

(d)                                 The Transferor Parties agree, jointly and severally, to indemnify and hold harmless the Acquiring Parties and their respective officers, directors, employees and agents, from and against any liability with respect to Taxes, interest or penalties which may be asserted by reason of (i) the failure to deduct and withhold Tax on the Consideration payable to Transferor or (ii) the failure to file any Tax or information returns with respect to Transferor due in connection with this Agreement, unless such failure described in either phrase (i) or (ii) of this sentence was attributable to the fraud, gross negligence or willful misconduct of the Acquiring Parties or any of their respective officers, directors, employees, agents or Affiliates.  Notwithstanding the foregoing, to the extent the Acquiring Parties fail to deduct and withhold Tax on the Consideration payable to Transferor, Transferor shall remain liable for payment of such Tax.

2.8                               Post-Closing Adjustment of Consideration.  The Consideration shall be subject to adjustment at or after the Closing as specified in this Section 2.8:

(a)          [Intentionally omitted].

(b)          Closing Statement.  Within 120 days following the Closing Date, Parent shall prepare and deliver to the Transferor a certificate (the “Closing Statement”) setting forth Parent’s determination of Net Assets and the amount, if any, by which the estimated Net Assets set forth in the Closing Statement exceeds negative one million five hundred thousand dollars (($1,500,000)) (the “Target”; and, the amount if any, by which the estimated Net Assets set forth in the Closing Statement exceeds the Target being the “Adjustment Amount”; for the avoidance of doubt, if the estimated Net Assets set forth in the Closing Statement is negative two million dollars (($2,000,000)), then the Adjustment Amount would be five hundred thousand dollars ($500,000)), in each case determined in accordance with the Balance Sheet Rules.  Following delivery of the Closing Statement, Parent shall provide Transferor with any supporting documentation for the Closing Statement that Transferor may reasonably request.

(c)           Dispute Resolution.  Within 30 days after Transferor’s receipt of the Closing Statement, Transferor shall deliver to Parent a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”).  If Transferor does not deliver an Objections Statement within such 30-day period, then the Closing Statement shall become final and binding upon all parties.  If Transferor does deliver an Objections Statement within such 30-day period, then Transferor and Parent shall negotiate in good faith for 15 days following Parent’s receipt of such Objections Statement to resolve such objections (any unresolved objection, a “Dispute”).  After such 15-day period, any item or matter set forth in the Closing Statement that is not a Dispute shall become final and binding upon all parties.  If Parent and Transferor are unable to resolve all objections during such 15-day period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by an Independent Accounting Firm.  The Independent Accounting Firm shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within 30 days after its appointment.  The resolution of such Disputes by the Independent Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between Parent and Transferor, (iii) shall constitute an arbitral award, and (iv) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover.  Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties.

(d)          Fees and Expenses of Independent Accounting Firm.  The fees, costs and expenses of the Independent Accounting Firm shall be borne by either Parent or the Transferor as follows:  (i) if the Independent Accounting Firm determines that the Final Adjustment Amount is more than five percent (5%) greater or lower than the Adjustment Amount determined by Parent, then Parent shall bear the fees, costs and expenses of the Independent Accounting Firm, and (ii) if the Independent Accounting Firm determines that the Final Adjustment Amount is less than five percent (5%) greater or lower than the Adjustment Amount determined by Parent, then Transferor shall bear the fees, costs and expenses of the Independent Accounting Firm through the payment of such fees, costs and expenses by Parent.

(e)           Final Adjustment Amount.  As used herein, “Final Adjustment Amount” means (i) if Transferor fails to deliver an Objections Statement in accordance with Section 2.8(c), the Adjustment Amount as set forth in the Closing Statement, or (ii) if the Adjustment Amount set forth in the Closing Statement is resolved by resolution of Parent and Transferor or by submission of any remaining Disputes to the Independent Accounting Firm, as contemplated by Section 2.8(c), the Adjustment Amount as so resolved.  To the extent that an Acquiring Party becomes liable for or pays any of the Final Adjustment Amount, the Consideration shall be adjusted downward by an amount equal to the Final Adjustment Amount as follows:  at the election of Parent in its sole discretion, either (x) the Transferor Parties shall promptly, but in no event later than five (5) Business Days following determination of the Final Adjustment Amount in accordance with this Section 2.8, pay to Parent an amount in cash equal to Final Adjustment Amount, (y) Parent shall cancel, in the manner set forth in Section 9.9, a number of fully paid non-assessable shares of Parent Common Stock equal to the Final Adjustment Amount divided by the Per Share Price or (z) the obligations under this Section 2.8(e) shall be satisfied using a combination of a cash payment under (x) and a cancellation of Parent Common Stock under (y); provided, however, that if SFX elects to cancel shares of Parent Common Stock to satisfy obligations of the Transferor Parties under this Section 2.8(e), the Transferor Parties may instead elect to pay cash to satisfy such obligations.  For the avoidance of doubt, if the Net Assets set forth in the Closing Statement, as finally determined in accordance with this Section 2.8, is negative two million dollars (($2,000,000)), the Final Adjustment Amount would be $500,000 (the amount by which the Net Assets set forth in the Closing Statement, as finally determined in accordance with this Section 2.8, “exceeds” the Target of negative one million five hundred thousand dollars (($1,500,000)).

(f)            Eventbrite Agreement.  Notwithstanding anything to the contrary set forth in this Section 2.8, the Parties agree that if an Acquiring Party makes any payment to Eventbrite required by the Eventbrite Agreement, then Parent shall be entitled to cancel, in the manner set forth in Section 9.9, a number of fully paid non-assessable shares of Parent Common Stock equal to the amount of such payment divided by the Per Share Price; provided, however, that if SFX elects to cancel shares of Parent Common Stock to satisfy obligations of the Transferor Parties under this Section 2.8(f), the Transferor Parties may instead elect to pay cash to satisfy such obligations.  The Parties acknowledge and agree that Transferor Parties have made additional investments in festivals and shows occurring subsequent to Closing in an amount totaling approximately $700,000 to which Parent is entitled, and to the extent any of such investments, whether through the repayment of a loan or otherwise, are recouped by or repaid to a Transferor Party, such Transferor Party shall immediately pay such funds over to Parent.

2.9                               Working Capital Amount.  At Closing, the Acquiring Parties shall hold in escrow in a segregated account for the benefit of Acquiror an amount in cash equal to $2,500,000 (the “Working Capital Amount”).  Subsequent to Closing, prior to Acquiror or any Transferor Party paying any payables or otherwise making payments to satisfy Liabilities related to the Business, Acquiror shall submit a reasonably detailed invoice to Parent for approval and authorization for the release of payment amounts from the Working Capital Amount.  The Working Capital Amount shall be used solely and exclusively for the payment by Acquiror of the payables arising from the day-to-day operations of the Business set forth on Schedule 2.9 (excluding any fees or costs for attorneys, accountants, or financial advisors engaged by a Transferor Party, whether engaged in connection with the negotiation, execution and delivery of the Transaction Documents, and the advice related thereto, or otherwise, regardless of whether such fees or costs are set forth on Schedule 2.9).  The Working Capital Amount shall be held by Parent in a segregated account until Parent receives written instructions executed by Larry Madden or Shelly Finkel, which instructions shall (i) set forth the amount to be released from escrow and (ii) not be unreasonably withheld, conditioned or delayed.  Upon receipt of such instructions, Parent shall release and deliver to Acquiror an amount from the Working Capital Amount being held in escrow equal to the amount set forth in the instructions.  The Parties acknowledge and agree that, as described in Section 2.5, $1,000,000 of the Consideration for the Transferred Assets is being held in escrow by Parent as a portion of the Working Capital Amount to be used solely and exclusively for the payment by Acquiror of payables arising from the day-to-day operations of the Business as set forth in this Section 2.9.  On June 19, 2013, any remaining amounts comprising the Working Capital Amount remaining in escrow, up to $1,000,000, shall be released and delivered to Transferor, and any portion of the Working Capital Amount, in excess of $1,000,000, remaining in escrow on June 19, 2013, shall be released and delivered to Parent.  The Parties also acknowledge and agree that, for the avoidance of doubt and in consideration for Parent’s agreement to pay certain payables of the Business as set forth in this Section 2.9, Parent shall be entitled to all Receivables.  Notwithstanding anything to the contrary set forth in this Section 2.9, Parent’s obligation to pay payables under this Section 2.9 shall in no event exceed $2,500,000 unless and until Parent collects Receivables, in which case Parent shall pay payables arising from the day-to-day operations of the Business set forth on Schedule 2.9 (excluding fees and costs for attorneys, accountants, or financial advisors engaged by a Transferor Party) over such $2,500,000 threshold in an amount equal to the amount of Receivables collected by an Acquiring Party.  If an Acquiring Party pays, on behalf of a Transferor Party, any amounts

Parent is not required to pay under this Section 2.9, then (x) the Transferor Parties shall promptly, but in no event later than five (5) Business Days following payment by Parent of such amount, pay to Parent an amount in cash equal to such amount, (y) Parent shall cancel, in the manner set forth in Section 9.9, a number of fully paid non-assessable shares of Parent Common Stock equal to such amount divided by the Per Share Price or (z) the obligations under this Section 2.9 shall be satisfied using a combination of a cash payment under (x) and a cancellation of Parent Common Stock under (y); provided, however, that if Parent elects to cancel shares of Parent Common Stock to satisfy obligations of the Transferor Parties under this Section 2.9, the Transferor Parties may instead elect to pay cash to satisfy such obligations.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF TRANSFEROR PARTIES

As an inducement to the Acquiring Parties to enter into this Agreement and to consummate the transactions contemplated herein and except as set forth on Transferor’s disclosure schedule attached hereto and incorporated herein, comprising schedules numbered according to the sections of this Article 3 and as specifically set forth herein (the “Transferor’s Disclosure Schedule”), the Transferor Parties, jointly and severally, make the following representations and warranties to the Acquiring Parties, as of the date of this Agreement (except if another date is specified in the representation or warranty).  Each exception set forth in the Transferor’s Disclosure Schedule will be deemed to qualify (a) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Transferor’s Disclosure Schedule and (b) all other representations and warranties to the extent the relevance of such exception to such other representation and warranty is reasonably clear.

3.1                               Corporate Existence.  Transferor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana, with full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.  Copies of the Articles of Incorporation of Transferor, and all amendments thereto, heretofore made available to SFX (the “Transferor Organization Documents”) are accurate and complete as of the date hereof.

3.2                               Authorization.  Transferor has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and the Transaction Documents to which Transferor is party and to perform its obligations hereunder and thereunder.  Estopinal has the right, power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Transaction Documents to which Estopinal is a party, to consummate the transactions contemplated hereby and thereby and to perform his obligations hereunder and thereunder.  The execution and delivery by Transferor of this Agreement and the Transaction Documents to which it is a party, and the consummation by Transferor of the transactions contemplated hereby and thereby, have been duly authorized and approved by Estopinal.  No other corporate proceedings on the part of Transferor are necessary to authorize this Agreement and the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby.  This Agreement and the Transaction Documents to which Transferor is a party have been duly executed and delivered by Transferor and are the legal, valid and binding obligations of Transferor enforceable against Transferor in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.  This Agreement and the Transaction Documents to which Estopinal is a party have been duly executed and delivered by Estopinal and are the legal, valid and binding obligations of Estopinal enforceable against Estopinal in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

3.3                               Capital Structure.  The authorized capital stock of Transferor consists of 100 shares of common stock, no par value (“Transferor Common Stock”), that have the rights, preferences, privileges and restrictions set forth in the Transferor Organization Documents and Applicable Law and of which there were issued and outstanding as of the close of business on the date hereof, one (1) share of Transferor Common Stock.  Estopinal is the record and beneficial owner of one hundred percent (100%) of the issued and outstanding shares of Transferor Common Stock, free and clear of any Liens.  All issued and outstanding shares of Transferor Common Stock have been duly authorized and validly issued in compliance with Applicable Laws.  Other than the shares of  Transferor Common Stock held by Estopinal, there are no other shares of Transferor Common Stock or other shares of capital stock of Transferor outstanding.  Set forth on Schedule 3.3 are all options, warrants and other securities of Transferor that are exercisable for or convertible into capital stock of Transferor.

3.4                               Governmental Authorization.  To the Knowledge of Transferor, the execution, delivery and performance by each of the Transferor Parties of this Agreement and the Transaction Documents to which he or it is a party requires no Governmental Authorization from any Governmental Authority other than (a) any Governmental Authorizations otherwise expressly referred to in this Agreement or any schedule hereto; (b) any filings required to be made by any of the Acquiring Parties in accordance with Applicable Law; (c) notice filings that are not material to the Business; and (d) Governmental Authorizations required by Governmental Authorities outside of the U.S. to effectuate or record the transfer of any Transferred Assets.

3.5                               Non-Contravention.  The execution, delivery and performance by each of the Transferor Parties of this Agreement and the Transaction Documents to which a Transferor Party is a party does not and will not (a) contravene or conflict with the Transferor Organization Documents, true and correct copies of which have been delivered to SFX by Transferor (b) to the Knowledge of Transferor, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon any of the Transferor Parties, the Business or any of the Transferred Assets; (c) result in the creation or imposition of any Lien on any of the Transferred Assets; or (d) contravene, conflict with or constitute a violation or breach of any agreement to which any of the Transferor Parties is a party or by which any of the Transferor Parties has any obligation to third parties pursuant to any Transferred Contracts.

3.6                               Ownership and Absence of Liens.  Transferor is the sole owner of all of the Transferred Assets, free and clear of any Liens.  To Transferor’s Knowledge, no third party has made any claim or assertion challenging Transferor’s sole and exclusive ownership of all right, title and interest in and to the Transferred Assets, free and clear of all Liens.  The tangible

Transferred Assets are in normal operating condition and free from any significant defects, ordinary wear and tear excepted, and have been properly serviced and maintained by Transferor.  To Transferor’s Knowledge, no third party has made any claim or assertion challenging Transferor’s sole and exclusive ownership of all right, title and interest in and to the capital stock of Transferor and any options, warrants and other securities of Transferor that are exercisable for or convertible into capital stock of Transferor, free and clear of all Liens.

3.7                               Sufficiency of the Transferred Assets.  Upon consummation of the transactions contemplated by this Agreement (including, without limitation, payment of the Cash Payment and the Stock Consideration) and the Transaction Documents, the Transferor Parties will have sold, assigned, transferred and conveyed to Acquiror the Transferred Assets, free and clear of all Liens.  Except as noted on Schedule 3.7, the Transferred Assets comprise all of the assets:  (a) necessary for Acquiror to conduct the Business (other than personnel) as it is presently being conducted and (b) utilized by Transferor in the Business (other than personnel) as it is presently conducted.  Without limiting the foregoing, the Transferred Assets are all assets (other than personnel) necessary for Acquiror to fulfill the obligations under the Transferred Contracts, and are all operating assets of Transferor used in the Business.  Except as noted on Schedule 3.7, no assets necessary for or related to the conduct of the Business are owned or used by any Person other than Transferor

3.8                               Litigation.  Except as set forth on Schedule 3.8, there are no Actions that have been brought by or against or before any Governmental Authority or any other Person pending or, to the Knowledge of Transferor, threatened, nor have any of the Transferor Parties received any written correspondence regarding any such pending or threatened Actions, with respect to any of the Transferor Parties that seek to enjoin or rescind the transactions contemplated by this Agreement or the Transaction Documents, and there are no existing Actions, orders, judgments or decrees against or binding upon any of the Transferor Parties or any of the Transferred Assets, or that would prevent the performance by any of the Transferor Parties of the transactions contemplated by this Agreement.

3.9                               Contracts.

(a)                                 The Transferor Parties have made available to SFX true, correct and complete copies of all written Transferred Contracts, which Transferred Contracts are listed on Schedule 3.9(a).  Each of the Transferred Contracts is valid and effective in accordance with its terms, and is binding and enforceable against Transferor and, to the Transferor’s Knowledge, against each other party thereto and in full force and effect.  Transferor and, to the Transferor’s Knowledge, the other parties to the Transferred Contracts have performed all of their respective material obligations required to be performed under the Transferred Contracts.  There is not under any of such Transferred Contracts (i) any existing or claimed default by any of the Transferor Parties or event which, with the notice or lapse in time, or both, would constitute a default by such Transferor Party or (ii) to the Knowledge of Transferor, any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party.  There is no actual or, to the Knowledge of Transferor, threatened termination, cancellation or limitation of any of the Transferred Contracts.  To the Knowledge of Transferor, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Transferred Contracts.

(b)                                 The Transferred Contracts constitute all material Contracts relating to the Business to be conducted after the Closing.

(c)                                  Except as noted on Schedule 3.9(c), the Transferred Contracts, respectively, do not contain provisions relating to any of the following matters:

(i)                                     any covenant not to compete or confidentiality agreement of any of the Transferor Parties or for the benefit of another Person;

(ii)                                  any arrangement limiting the freedom of any of the Transferor Parties to conduct the Business in any manner or use the Transferred Assets in any manner;

(iii)                               any agreement restricting transfer or sale by the Transferor Parties of the Transferor IP or the other Transferred Assets; and

(iv)                              any rights granted to, or retained by, any Affiliate of any of the Transferor Parties or any member, manager, officer or employee of Transferor.

3.10                        Permits; No Required Consents.  Schedule 2.1(i) sets forth all Governmental Authorizations of all Governmental Authorities that are, to the Transferor’s Knowledge,  necessary for the operation of the Transferred Assets and the Business in substantially the same manner as currently operated by Transferor.  Except as set forth in Schedules 2.1(i) and 3.10, to the Transferor’s Knowledge, there are no consents are required for the Transferor Parties to sell the Transferred Assets.

3.11                        Compliance with Applicable Laws.  Except as noted on Schedule 3.11, none of the Transferor Parties is in material violation of any Applicable Law or any order, writ, injunction or decree of any Governmental Authority applicable to the Transferred Assets or the Business.  All documentation, correspondence, reports, data, analysis and certifications relating to or regarding the Transferred Assets filed or delivered (or, if amended, as of the date for which such amendment speaks) by or on its behalf to any Governmental Authority were true and accurate in all material respects when so filed or delivered and remain, to the extent required by any Applicable Laws.

3.12                        Intellectual Property.

(a)                                 Schedule 3.12(a) sets forth an accurate and complete list, as of the date hereof, of all Transferor IP and IT Assets.   Transferor is the exclusive owner of the entire and unencumbered right, title and interest in and to, all Transferor IP and IT Assets purported to be owned by Transferor, and Transferor has a valid right to use all Transferor IP and IT Assets in the ordinary course of the Business as currently conducted or as contemplated to be conducted free and clear of any and all Liens.  The consummation of the transactions contemplated under the Transaction Documents will not alter, impair, or extinguish any Transferor IP.

(b)                                 To the Knowledge of Transferor, all of the Transferor IP is valid, enforceable and subsisting.  Transferor has not received any written notice or claim challenging or questioning the ownership, validity or enforceability of any Transferor IP.  To the Transferor’s

Knowledge, the Transferor IP is not subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Transferor IP or that would materially impair the validity or enforceability of such Transferor IP.

(c)                                  To the Knowledge of Transferor, except as set forth on Schedule 3.12(d), neither the Transferor IP nor the conduct by Transferor of the Business as currently conducted or contemplated to be conducted conflicts with, infringes, misappropriates or dilutes any intellectual property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third Person.  Except as set forth on Schedule 3.12(d), Transferor has not received any notice or claim asserting or suggesting that any such infringement, misappropriation or dilution may be occurring or has occurred (including, without limitation, offers to license), nor, to Transferor’s Knowledge, is there any basis therefor.  To Transferor’s Knowledge, no third party is misappropriating, infringing or diluting any Transferor IP.

(d)                                 Except as set forth on Schedule 3.12(d), no litigation (or other proceeding in or before any Governmental Authority or arbitral body) charging Transferor with infringement or unauthorized or unlawful use of any Transferor IP, or alleging that any services provided by, processes used by, or products manufactured or sold by Transferor infringe or misappropriate any Intellectual Property right of any third party, is pending, or to Transferor’s Knowledge, threatened; nor, to Transferor’s Knowledge, is there any reasonable basis for any such litigation or proceeding.

(e)                                  Transferor has not licensed, distributed or otherwise granted any rights to any third party with respect to any Transferor IP.  Except as may be set forth in any Transferred Contracts made available to the Acquiring Parties, Transferor has not given any party an indemnity in connection with the Transferor IP.  Schedule 3.12(e)(2) identifies all material licenses and other agreements currently in effect pursuant to which a third party has licensed, distributed or otherwise granted to Transferor any rights to such third party’s Intellectual Property, Intellectual Property Embodiments and Documentation, Domain Names or Software that are used in connection with the Business (the foregoing constituting the “IP Agreements”). Except as set forth on Schedule 3.12(e)(3), the Transferor Parties are not obligated to pay any material on-going license fees, royalties or any other amount to any other Person in connection with the IP Agreements, the operation of the Business, any license of the Transferor IP or any of the transactions contemplated hereunder, and have no liabilities thereunder.  Consummation of the transactions contemplated by this Agreement will not result in any increase of any fees with respect to any of the IP Agreements. Except as set forth on Schedule 3.12(e)(4), none of the parties to the Transferred Contracts have received, or have a right to receive, any discounts, special pricing or other benefits in connection with the Business other than those expressly set forth in the Transferred Contract entered into by such party.  Neither Transferor nor, to the Knowledge of Transferor, any other party to any IP Agreement, is in material breach or default thereof, and each IP Agreement is fully valid and enforceable in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(f)                                   To the Knowledge of Transferor, the IT Assets operate and perform in all material respects in accordance with their operation and performance prior to the date of this

Agreement. To the Knowledge of Transferor, no Person has gained unauthorized access to the IT Assets.

(g)                                  To the Knowledge of Transferor, Transferor’s operation of any web sites used in connection with the Business, and content thereof and data processed, collected, stored or disseminated in connection therewith, do not violate any Applicable Laws, or any Person’s right of privacy or publicity.  Transferor (i) has obtained all necessary permits, approvals, consents, authorizations or licenses to lawfully operate its web sites and to use its data and (ii) is operating its web sites and using its data in accordance with the scope of such permits, approvals, consents, authorizations or licenses.  Transferor has posted a privacy policy governing Transferor’s use of data, and disclaimers of liability on its web sites, and Transferor has complied with such privacy policy in all material respects.  Transferor has taken all steps in accordance with normal industry practice to secure its web sites and data, and any portion thereof, from unauthorized access or use by any Person.

3.13                        Advisory Fees.  There is no broker, finder, agent or other intermediary who has been retained by or is expressly authorized to act on behalf of any of the Transferor Parties or their respective Affiliates and is entitled to any fee, commission or reimbursement of expenses upon consummation of the transactions contemplated by the Transaction Documents. For the avoidance of doubt, no manager, member, employee or officer of Transferor is considered to be a broker, finder, agent or other intermediary of Transferor, even if they are acting as a finder for, or are planning to become employees of, an Acquiring Party.

3.14                        Taxes.  Each Transferor Party has timely filed all Tax Returns required to be filed by such Transferor Party and all such Tax Returns have been true, correct, and complete in all material respects.  Each Transferor Party has timely paid all Taxes imposed on such Transferor Party when the same have become due.  Each Transferor Party has complied with all Applicable Laws relating to the withholding and collection of Tax with respect to the Business (including any withholding with respect to wages or other amounts paid or owing to any employee, independent contractor, creditor, member, shareholder or other third party), and has timely reported such amounts and paid them over to the applicable Governmental Authority.  There is no outstanding claim, audit or other examination or proceeding with respect to Taxes with respect to any Transferor Party and, to the Knowledge of Transferor, no such claim, audit, examination or proceeding is threatened.  No written claim has ever been made by a Governmental Authority in a jurisdiction where the Transferor does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax.  The Transferor Parties have complied in all material respects with Applicable Laws with respect to the Business with respect to record retention of Tax Records.  Transferor does not have any obligation under any agreement providing for the allocation or sharing of Taxes or an agreement providing for an indemnification for Taxes.  True and complete copies of the Tax Returns of Transferor for each of the three fiscal years ended as of December 31, 2011, December 31, 2010 and December 31, 2009, and the related schedules and work papers have been made available to SFX.

3.15                        Financial Statements.  True and complete copies of (i) the audited consolidated balance sheets and the related consolidated statements of income and expenses, stockholders’

equity, and cash flows of the Business for each of the two fiscal years ended as of December 31, 2011 and December 31, 2010, together with all related notes and schedules thereto, accompanied by the reports thereon of Transferor’s accountants (the “Transferor Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets and the related consolidated statements of income and expenses, stockholders’ equity, and cash flows of the Business for the quarterly period ended March 31, 2012 and March 31, 2011 and, for each of 2012 and 2011, the year-to-date period ended on the last day of the full calendar month immediately preceding the Closing together with all related notes and schedules thereto accompanied by the reports thereon of Transferor’s accountants (the “Transferor Interim Financial Statements” and, together with the Transferor Audited Financial Statements, the “Transferor Financial Statements”) have been delivered or will be delivered by Transferor to SFX.  The Transferor Financial Statements (A) were prepared in accordance with the books of account and other financial records of Transferor, (B) present fairly the consolidated financial condition and results of operations of Transferor as of the dates thereof or for the periods covered thereby, (C) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of Transferor and (D) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of Transferor and the results of the operations of Transferor as of the dates thereof or for the periods covered thereby.

3.16                        Absence of Liabilities, Changes and Events.  Since March 31, 2012, none of the Transferor Parties has (a) incurred any material debts, liabilities, claims against or obligations, other than in the Ordinary Course of Business, and to Transferor’s Knowledge, there is no reasonable legal basis therefor, that may adversely affect any of the Transferor Parties’ ability to perform his or its obligations hereunder or under the other Transaction Documents or may adversely affect the ownership of the Transferred Assets or the use thereof by Acquiror in the manner currently used by Transferor, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including but not limited to liabilities on account of Taxes, other governmental charges, duties, penalties, interest or fines; (b) sold, assigned, transferred or licensed any tangible or intangible asset of Transferor used in the operation of the Business other than in the Ordinary Course of Business; (c) modified or terminated any IP Agreements; (d) except as set forth on Schedule 3.16, increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee of Transferor who primarily perform services with respect to the Business other than in the Ordinary Course of Business; (e) agreed to take any action described in (a) through (d) above, or (f) had a Material Adverse Effect with respect to Transferor.

3.17                        Operation of the Business.  Since March 31, 2012, the Transferor Parties and their respective Affiliates have conducted the Business, including ownership and use of the Transferred Assets, only through Transferor and not through any other divisions or any direct or indirect Subsidiary or Affiliate of any of the Transferor Parties.  Since March 31, 2012, Transferor has operated the Business in the Ordinary Course of Business.  To the Knowledge of Transferor, as of the date hereof, there are no material adverse changes, modifications or amendments contemplated to be made to any of the Transferred Contracts or any of Transferor’s existing, scheduled or planned revenue generating activities with respect to the Business.

3.18                        Employment and Labor Matters.  Schedule 3.18 lists all employees of Transferor who primarily perform services with respect to the Business (the “Designated Employees”).

Transferor has complied in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health.  With respect to the Designated Employees:

(a)                                 except for routine government inquiries, examinations and inspections which Transferor has no reason to believe are material, to the Transferor’s Knowledge, there are no charges, governmental audits, investigations, administrative proceedings or complaints, grievances or actions concerning the employment practices of Transferor pending, nor has any of the Transferor Parties been notified of any such matter being threatened, before any Governmental Authority and, to the Knowledge of Transferor, no basis for any such matter exists;

(b)                                 Transferor is not a party to any union or collective bargaining agreement, no union attempts to organize its employees have been made, nor are any such attempts now threatened;

(c)                                  Transferor has not experienced any organized slowdown, work interruption, strike, or work stoppage by any of its employees;

(d)                                 none of such employees have filed any complaints against Transferor or any, to the Transferor’s Knowledge, managers, members, officers or employees of Transferor, or initiated any Actions against any of the Transferor Parties or been subject to any disciplinary actions by Transferor;

(e)                                  Transferor will not incur any Liability to any such employee or violate any Applicable Laws respecting employment and employment practices as a result of the transactions contemplated by this Agreement; and

(f)                                   Transferor has valid written documentation that each such employee is a U.S. resident or is authorized to work in the U.S. and has made such documentation available to Acquiror.

3.19                        Employee Benefit Matters.

(a)                                 A true, correct and complete list of the names, titles, base salaries, bonus information, date of hiring, sick and vacation leave that is accrued and unused and all other benefits of the Designated Employees as of the date hereof is included on Schedule 3.19.  To Transferor’s Knowledge, except as contemplated by this Agreement (i) it is not expected that any of the Designated Employees will be terminating employment with Transferor prior to the Closing Date or will not commence employment with Acquiror as of the Closing Date,  (ii) none of the Designated Employees or former employees of Transferor have violated any confidentiality agreement or covenant not to compete and (iii) none of the Designated Employees have violated (A) any material Applicable Laws in the course of their employment with Transferor, or (B) any material Transferor’s policies, in each case excepting such violations as would not be expected to have a Material Adverse Effect with respect to Transferor.

(b)                                 The Transferor does not maintain and has not maintained any employee pension benefit plans, as defined in Section 3(2) of ERISA.  Transferor has not maintained or contributed within the last six (6) years to any other employee pension benefit plan, as defined in Section 3(2) of ERISA, which was subject to Title IV of ERISA.

(c)                                  The Transferor does not maintain and has not maintained any employee welfare benefit plans, as defined in Section 3(1) of ERISA (including but not limited to, life insurance, medical, hospitalization, holiday, vacation, disability dental and vision plans).

(d)                                 The Transferor does not maintain and has not maintained any unwritten incentive compensation, material fringe benefit, material payroll or employment practice, bonus, option, stock purchase, severance, sick pay, salary continuation, deferred compensation, supplemental executive compensation plans, employment agreements (other than those terminable at will without severance) and consulting agreements for the benefit of their officers, directors, employees, former employees, or independent contractors.

(e)                                  Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby or by the Transaction Documents will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any Designated Employee.

3.20                        Insurance.  With respect to the Business, Transferor maintain the insurance policies that are listed on Schedule 3.20, which insurance policies are in full force and effect and enforceable in accordance with their terms.

3.21                        Real Property.  Transferor does not own a fee interest in any real property.  Schedule 3.21 sets forth a true, correct and complete list of all Transferor’s Leases.  Transferor has made true, complete and correct copies of all such Leases (including, all amendments, modifications and supplements thereof) available to Acquiror and each such Lease is in full force and effect. Transferor, as tenant under its Leases, is not in arrears in the payment of any rent under such Leases.

3.22                        Books and Records.  Transferor has made available to the Acquiring Parties the books of account, minute books, stock or other ownership record books and other records of Transferor relating to the Business. At the time of the Closing, all of such books and records will be in the possession of Transferor.

3.23                        Solvency.

(a)                                 Transferor is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the Liabilities of Transferor exceeds the present fair market value of Transferor’s assets.

(b)                                 Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Transferor will be able to pay its Liabilities as they become due in the ordinary course of its business; (ii) Transferor will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) taking into account all pending and threatened Actions, final judgments against Transferor in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Transferor will be unable to satisfy any such judgments in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Transferor.

(c)                                  No bankruptcy, reorganization, debt arrangement or other case or Action under any bankruptcy or insolvency law has been commenced with respect to Transferor.

3.24                        No Other Agreements to Sell the Transferred Assets or Transferor Common Stock.  None of the Transferor Parties, nor any of their respective representatives or Affiliates, is a party to any Contract with any other Person (other than the Acquiring Parties with respect to clause (a) of this Section 3.24) to (a) sell, assign, transfer or effect a sale of the Business or any of the Transferred Assets, (b) issue, sell, assign, transfer or effect a sale of any Transferor Common Stock, or (c) effect any merger, consolidation, liquidation, dissolution or other reorganization of Transferor, or to enter into any Contract or cause the entering into of any Contract with respect to any of the foregoing.

3.25                        Affiliates.  Other than Estopinal, Transferor is not controlled by any Person and Transferor is not in control of any other Person.  Other than in connection with Estopinal’s ownership interest in Transferor, neither Estopinal nor any of his Related Persons own, directly or indirectly, or otherwise has an interest in whole or in part, any material tangible or intangible property (including the Transferor IP) that Transferor uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Transferred Assets.

3.26                        Securities Law Matters.  The offer and sale of the shares of Parent Common Stock comprising the Stock Consideration to Transferor is being made as a private placement pursuant to Section 4(2) of the Securities Act and Regulation D thereunder, and is not being registered under the Securities Act.  Each of the Transferor Parties hereby acknowledges that the shares of Parent Common Stock comprising the Stock Consideration have not been registered under the Securities Act, or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom.  Each of the Transferor Parties is an “accredited investor,” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D of the Securities Act, and will acquire the shares of Parent Common Stock comprising the Stock Consideration for his, her or its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state “blue sky” laws or any other applicable securities laws.  Each of the Transferor Parties has sufficient knowledge and experience in financial and business matters to enable him or it to evaluate the risks of investment in the shares of Parent Common Stock comprising the Stock Consideration is acquiring the shares of Parent Common Stock comprising the Stock Consideration with a full understanding of all of the terms, conditions and risks thereof, and at the Closing Date will bear and has the ability to bear the economic risk of this investment for an indefinite period of time.

3.27                        Legends.  Each of the Transferor Parties acknowledges that, to the extent applicable, each certificate evidencing the shares of Parent Common Stock comprising the Stock Consideration shall be endorsed with a legend substantially in the form set forth below, as well as any additional legend imposed or required by applicable securities laws:

“THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY U.S. STATE, NOR IS ANY SUCH REGISTRATION CONTEMPLATED. THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO SFX HOLDING CORPORATION, OR ITS SUCCESSOR, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY THE BUYER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A CERTAIN LOCK-UP AGREEMENT BETWEEN SFX HOLDING CORPORATION (THE “COMPANY”) AND THE REGISTERED OWNER OF THIS CERTIFICATE, AND SUCH AGREEMENT IS AVAILABLE FOR INSPECTION WITHOUT CHARGE AT THE OFFICE OF THE COMPANY.”

3.28                        Restricted Securities.  Each of the Transferor Parties acknowledges that the shares of Parent Common Stock comprising the Stock Consideration are “restricted securities” (as such term is defined in Rule 144 under the Securities Act) and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.29                        Access to Information.  Each of the Transferor Parties acknowledges that he or it has been afforded an opportunity to request and to review all information considered by them to be necessary to make an investment decision with respect to the shares of Parent Common Stock comprising the Stock Consideration. Each of the Transferor Parties has received and reviewed information about Parent and has had an opportunity to discuss Parent’s business, management and financial affairs with its management.

3.30                        Reliance Upon Representations.  Each of the Transferor Parties understands and acknowledges that: (a) the shares of Parent Common Stock comprising the Stock Consideration have not been registered under the Securities Act; (b) the representations and warranties contained in Sections 3.26 - 3.31 (the “Accredited Investor Representations”) are being relied upon by Parent as a basis for exemption of the sale of the shares of Parent Common Stock comprising the Stock Consideration under the Securities Act; (c) the offering of the shares of Parent Common Stock comprising the Stock Consideration pursuant to this Agreement when issued will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act; and (d) no state or federal agency has made any finding or determination as to the fairness of the terms of the sale of the shares of Parent Common Stock comprising the Stock Consideration or any recommendation or endorsement thereof.  If any of the representations made by the Transferor Parties in connection with their acquisition of the shares of Parent Common Stock comprising the Stock Consideration are no longer accurate prior to Closing, the Transferor Parties will promptly notify SFX.

3.31                        Exculpation.  Each of the Transferor Parties acknowledges that it is not relying upon any Person or firm, including, without limitation, any of the Acquiring Parties, in making its investment or decision to invest in Parent, other than the representations and warranties of the Acquiring Parties contained in this Agreement.

3.32                        Material Misstatements Or Omissions.  No representations or warranties by any of the Transferor Parties in this Agreement (including the Transferor’s Disclosure Schedule) or any Transaction Document to which any of them is a party contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.  Transferor has furnished or caused to be furnished to the Acquiring Parties or any of their respective officers, directors, agents, employees or other representatives for review complete and correct copies of all agreements and documents set forth on or referred to in the Transferor’s Disclosure Schedule.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING PARTIES

In this Article 4, any reference to the “Knowledge of SFX” or “SFX’s Knowledge” means SFX’s actual knowledge after reasonable inquiry of SFX’s directors and executive officers (within the meaning of Rule 405 under the Securities Act).

Except as disclosed in that section of the document of even date herewith delivered by SFX to the Transferor prior to the execution and delivery of this Agreement (the “SFX Disclosure Schedule”; all references in this Article 4 to a “Schedule” mean a Schedule of SFX Disclosure Schedule) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the SFX Disclosure Schedule if it is reasonably apparent from the nature of the disclosure that it is applicable to another Section of this Agreement, each Acquiring Party represents and warrants to the Transferor Parties as follows:

4.1                               Corporate Existence and Power.  Each of the Acquiring Parties is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing, and no certificate of dissolution has been filed, under the laws of the jurisdiction of its incorporation or formation.  Each of the Acquiring Parties has the corporate or limited liability company power to own its properties and to carry on its respective business as now being conducted and as proposed to be conducted.  Each of the Acquiring Parties has delivered or made available to the Transferor Parties a true and correct copy of its charter, bylaws or equivalent organizational documents, each as amended to date.  No Acquiring Party is in violation of any of the provisions of its charter, bylaws or equivalent organizational documents.

4.2                               Capital Structure.  The authorized capital stock of Parent consists of 300 million shares of Parent Common Stock, of which there were issued and outstanding as of the close of business on the date hereof, one share of Parent Common Stock.  The shares of Parent Common Stock comprising the Stock Consideration have been duly authorized by all necessary corporate action and, when issued and delivered against payment therefor in accordance with the terms of this Agreement, the shares of Parent Common Stock comprising the Stock Consideration will be validly issued, fully paid and non-assessable.  All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any Liens other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the charter, bylaws or equivalent organizational documents of an or any agreement to which any Acquiring Party is a party or by which it is bound.

4.3                               Authorization.  Each of the Acquiring Parties has all requisite corporate or limited liability company, as the case may be, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by each of the Acquiring Parties of this Agreement and the consummation of the transactions contemplated by this Agreement and the Transaction Documents are within the corporate powers of each of the Acquiring Parties and have been duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of each of the Acquiring Parties.  This Agreement has been duly and validly executed by each of the Acquiring Parties and each of the Transaction Documents will be duly and validly executed by and does or will constitute the legal, valid and binding agreement of each of the Acquiring Parties, enforceable against such party in accordance with its terms (assuming execution by the other parties thereto), subject to general principles of equity (regardless of whether such enforceability is considered in an action in equity or at law).

4.4                               Governmental Authorization, Other Consents.  The execution, delivery and performance by each of the Acquiring Parties of this Agreement and the Transaction Documents to which such Acquiring Party is a party requires no action by, consent or approval of, or filing with any Governmental Authority or other Person other than any actions, consents or approvals otherwise expressly referred to in this Agreement and any filings that any Acquiring Party shall make in accordance with Applicable Law.

4.5                               Litigation.  There are no Actions that have been brought by or against or before any Governmental Authority or any other Person pending or, to the Knowledge of SFX, threatened with respect to any Acquiring Party or any of their respective properties or officers or directors (in their capacities as such).  There are no Actions that seek to enjoin or rescind the transactions contemplated by this Agreement or the Transaction Documents, and there are no existing actions, orders, judgments or decrees against or binding upon any Acquiring Party that could reasonably be expected to prevent the performance by any Acquiring Party of the transactions contemplated by this Agreement.

4.6                               Non-Contravention.  The execution, delivery and performance by each of the Acquiring Parties of this Agreement and the Transaction Documents to which such Acquiring Party is a party does not and will not (a) contravene or conflict with the organizational documents of any Acquiring Party, true and correct copies of which have been delivered to Transferor by such Acquiring Party; (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon any Acquiring Party; or (c) contravene, conflict with or constitute a violation or breach of any agreement to which any Acquiring Party is a party.

4.7                               [Intentionally omitted].

4.8                               [Intentionally omitted].

4.9                               Absence of Undisclosed Liabilities.  No Acquiring Party has any Liabilities other than (i) those incurred in the Ordinary Course of Business, (ii) those incurred in connection with this Agreement and (iii) those that would not reasonably be expected to have a Material Adverse Effect on the Acquiring Parties.

4.10                        Restrictions on Business Activities.  There is no agreement or order of a Governmental Authority binding upon any Acquiring Party which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of any Acquiring Party, any acquisition of property by any Acquiring Party or the conduct of business by any Acquiring Party.

4.11                        Title to Property/Leases.  No Acquiring Party owns a fee interest in any real property.  Schedule 4.11 sets forth a true, correct and complete list of all Leases to which an Acquiring Party is party.  SFX, as tenant under the Leases set forth on Schedule 4.11, is not in arrears in the payment of any rent under the leases.  The Acquiring Parties enjoy peaceful and undisturbed possession of all the Leased Real Property in the manner provided for in the Leases set forth on Schedule 4.11 and there are no contractual or legal restrictions that preclude or restrict the ability to conduct and operate the Acquiring Parties’ respective businesses on such Leased Real Property as it is presently being conducted and operated thereon.

4.12                        Taxes.  Each Acquiring Party has timely filed all Tax Returns required to be filed by such Acquiring Party, if any, and all such Tax Returns have been true, correct, and complete in all material respects.  Each Acquiring Party has timely paid all Taxes imposed on such Acquiring Party, if any, when the same have become due.  Each Acquiring Party has complied with all Applicable Laws relating to the withholding and collection of Tax (including any withholding with respect to wages or other amounts paid or owing to any employee, independent contractor, creditor, member, shareholder or other third party related to such Acquiring Party), and has timely reported such amounts and paid them over to the applicable Governmental Authority.  There is no outstanding claim, audit or other examination or proceeding with respect to Taxes with respect to any Acquiring Party and, to the Knowledge of SFX, no such claim, audit, examination or proceeding is threatened.  Each Acquiring Party has complied in all material respects with all Applicable Laws with respect to such Acquiring Party with respect to record retention.  No Acquiring Party has any obligation under any agreement providing for the allocation or sharing of Taxes or an agreement providing for an indemnification for Taxes.

4.13                        Compliance With Laws.  Each Acquiring Party has complied with, is not in violation of, and has not received any notices of violation with respect to, any Applicable Law with respect to the conduct of its respective business, or the ownership or operation of its respective business, except as would not reasonably be expected to have a Material Adverse Effect on the Acquiring Parties.

4.14                        No Other Representations and Warranties.  Except as expressly set forth in this Article 4, no Acquiring Party makes any representation or warranty, express or implied, at law or in equity, with respect to the Acquiring Parties, their affiliates, their businesses or financial condition or any of their assets, Liabilities or operations or any other matter, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1                               Further Assurances.  The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement on a timely basis the transactions contemplated by this Agreement.  In addition, at such times and from time to time on and after the Closing Date, upon reasonable request by any of the Acquiring Parties, and at no expense to the Transferor Parties, the Transferor Parties will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, including using commercially reasonable efforts to obtain the Required Consents, deeds, assignments, transfers, conveyances, licenses, powers of attorney, and assurances that may reasonably be required for the better conveying, transferring, assigning, delivering and confirming ownership to, or reducing to the possession of, Acquiror all of the Transferred Assets and to otherwise carry out the purposes of this Agreement.

5.2                               Certain Filings. Without limiting the generality of Section 5.1, the Parties shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is reasonably necessary or appropriate, or any action, consent, approval or waiver from any party to any of the Transferred Contracts is reasonably necessary or appropriate, in connection with the consummation of the transactions contemplated by this Agreement.  Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the Parties shall furnish information reasonably required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers.

5.3                               Public Announcements; Confidentiality.

(a)                                 The Parties agree that prior to issuing any other press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, each Party shall so advise the other Party hereto, and the Parties shall thereafter use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.  Notwithstanding anything to the contrary contained herein, the Parties may, on a confidential basis, release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates, agents, accountants, attorneys, prospective lenders, advisors or investors.  Nothing in this Section 5.3 shall prevent SFX or

Parent from disclosing any information regarding the Transferor Parties, the Business, this Agreement or the transactions contemplated hereby to Other Parties.

(b)                                 “Confidential Information” means any confidential business or technical information relating to the operations, business plans, or intellectual property of the Business (and not the other operations of Transferor) and includes without limitation Transferor’s Software, the Transferor IP, the Intellectual Property Embodiments and Documentation, the Equipment Embodiments and Documentation, in each case, relating to the Business, and all other confidential information relating to the Business, but excludes (i) information any of the Acquiring Parties discloses to any third party who has not agreed to non-disclosure restrictions similar to those contained in this Section 5.3(b); (ii) information that is or becomes known to the public or enter the public domain, other than by any fault of any of the Transferor Parties; (iii) information rightfully disclosed to any Transferor Party by a third party that is legally free to disclose such matters; and (iv) information developed by any Transferor Party, alone or with others, that does not utilize the Confidential Information.  Except as otherwise required by Applicable Law, a court of competent jurisdiction or the enforcement of this Agreement or the other Transaction Documents, from and after the Closing Date, none of the Transferor Parties shall, without the prior written consent of SFX, disclose to any other Person or use (whether for the account of Transferor or any other party) any Confidential Information; provided, however that each Transferor Party may disclose to its members, accountants, attorneys and lenders Tax and financial information relating to its ownership and operation of the Business.  In the event that any Transferor Party believes that it is required to disclose any such Confidential Information pursuant to Applicable Laws, such Transferor Party shall give timely written notice to SFX so that SFX and its Affiliates may have an opportunity to obtain a protective order or other appropriate relief at the Acquiring Parties’ sole expense.  The Transferor Parties shall use commercially reasonable efforts to cooperate in any such action by SFX and its Affiliates at the Acquiring Parties’ sole expense.  Notwithstanding anything to the contrary set forth in this Section 5.3(b), the individual identities of an event, venue, promoter, artist or customer shall not be Confidential Information; however, any lists of customers comprising Transferred Assets shall not be so excluded.

5.4                               Offer of Employment.  To the extent a Designated Employee is not party to an employment agreement with Transferor that is a Transferred Contract, Transferor shall cooperate, at no expense to Transferor, with the Acquiring Parties and shall use commercially reasonable efforts to seek to obtain on behalf of the Acquiring Parties the acceptance of an offer of employment by any Designated Employees that the Acquiring Parties may hereafter elect to employ, and Transferor consents to the Acquiring Parties or any of their respective Affiliates communicating directly with such Designated Employees about offers of employment commencing ten (10) days prior to the Closing Date or such earlier date as Transferor may agree to in its sole discretion.  Estopinal has agreed by his execution of this Agreement to execute and deliver at Closing an employment agreement, substantially in the form attached hereto as Exhibit D (the “Employment Agreement”).  Except for obligations to Transferor, to the Knowledge of Transferor, Estopinal is not obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (a) conflicts or may conflict with his agreements and obligations to use his commercially reasonable efforts to promote the interests of the Acquiring Parties, (b) conflicts or may conflict with the business or operations of the Acquiring Parties as presently conducted, or (c) restricts or may restrict the use or disclosure of any information that may be useful to the Acquiring Parties.  Without regard to whether Acquiror employs Estopinal or the Designated Employees, Transferor shall be solely responsible for all outstanding payments due to Estopinal and the Designated Employees under their existing terms of employment with Transferor (including but not limited to salary, severance obligations, vacation pay or any other payment) through the Closing Date and Transferor acknowledges and agrees that none of the Acquiring Parties shall assume or in any fashion be bound by any employment Contract between Transferor and Estopinal or a Designated Employee.

5.5                               Assignment of Contracts and Claims.  Notwithstanding any other provisions of this Agreement, nothing in this Agreement or any related document shall be construed as an attempt to assign (a) any Contract which, as a matter of law or by its terms, is nonassignable without the consent of the other parties thereto unless such consent has been given or (b) any Contract or claim as to which all of the remedies for the enforcement thereof enjoyed by Transferor would not, as a matter of law or by their terms, pass to Acquiror as an incident of the transfers and assignments to be made under this Agreement.  Nothing in this Section 5.5 shall relieve Transferor of its obligations to obtain any Required Consents required for the transfer of the Transferred Assets and all rights thereunder to Acquiror.

5.6                               Third Party Notification.  Each Party agrees to inform any actual or potential third party purchasers, licensees, or transferees of the restrictions imposed by the Transaction Documents on the rights licensed to or retained by Transferor, and on the rights acquired by Acquiror, in this transaction.

5.7                               Non-Solicitation.

(a)                                 Restricted Conduct.  Until the fifteen (15) month anniversary of the date of termination of the Employment Agreement, Transferor shall not, directly or indirectly (i) hire or offer employment to or seek to hire any Designated Employee or any other employee of any Acquiring Party or any successor or Affiliate thereof, unless such Acquiring Party first terminates the employment of such employee or gives its written consent to such employment or offer of employment, (ii) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other Person to induce, solicit, persuade or encourage, any such Designated Employee or any other such employee of any Acquiring Party or any successor or Affiliate thereof, to leave the employ of his or her employer, (iii) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other Person to induce, solicit, persuade or encourage, any Person to cease, diminish or not commence doing business with any Acquiring Party or any successor or Affiliate thereof or (iv) disparage the Business or any Acquiring Party or any successor or Affiliate thereof to any Person.  Until the fifteen (15) month anniversary of the date of termination of the Employment Agreement, the Acquiring Parties agree not to disparage any of the Transferor Parties; provided, however, that an Acquiring Party shall not be deemed to disparage a Transferor Party to the extent such Acquiring Party discloses factual information about that Transferor Party as required by Applicable Law.

(b)                                 Enforceability.  The terms of this Section 5.7 are a material inducement to the Acquiring Parties to enter into this Agreement and the Transaction Documents to which they are a party and to consummate the transactions contemplated hereunder and thereunder.  The Parties acknowledge and agree that any violation of this Section 5.7 will result in irreparable injury to the Acquiring Parties and agree that the Acquiring Parties shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.7, which rights shall be cumulative and in addition to any other rights or remedies to which the Acquiring Parties may be entitled.  The Parties acknowledge and agree that the restrictive covenants contained herein are reasonable under the circumstances and further agree that the covenants contained in this Section 5.7 should be interpreted in such a manner as to be effective and valid under Applicable Law.  In the event any portion of this Section 5.7 shall be held to be illegal or unenforceable, the remainder of this Section 5.7 shall remain in full force and effect.  If any of the restrictions contained in this Section 5.7 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with Applicable Law.

5.8                               Non-Competition.

(a)                                 Until the fifteen (15) month anniversary of the date of termination of the Employment Agreement, Transferor shall not, directly or indirectly, (i) solicit, induce or cause any Person with whom any Transferor Party had a business relationship with respect to the Business to reduce or terminate such Person’s business relationship with an Acquiring Party or any of their respective Affiliates or their successors or assigns; and Transferor shall not, directly or indirectly, approach any such Person for any such purpose, or authorize or assist in the taking of any of such actions for any such purpose or authorize or assist in the taking of any such actions by any Person, (ii) engage in any Restricted Activity, (iii) acquire, or own in any manner, any interest in any Person that engages in any Restricted Activity, or that engages in any business, activity or enterprise that competes with any aspect of any of Restricted Activity, or (iv) be interested in (whether as an owner, director, officer, partner, member, manager, joint venturer, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in any Restricted Activity or in any business, activity or enterprise that competes with any Restricted Activity; provided, however, that this Section 5.8 shall not apply to the ownership of less than five percent (5%) of the outstanding stock of any Person who has a class of securities that is publicly traded.

(b)                                 The Parties acknowledge that the acquisition of the Business and the goodwill of the Business is an essential component of the transactions contemplated hereby, and believe that the goodwill of Transferor and of the Business is a valuable asset and an essential inducement to the Acquiring Parties to enter into this Agreement and to consummate the transactions to be consummated pursuant to this Agreement.  The Parties acknowledge that it could substantially dilute the value of such goodwill if any of the Transferor Parties violated any of the provisions of Section 5.8.  In order to induce the Acquiring Parties to enter into this Agreement and as a condition precedent to the consummation of the transactions contemplated by this Agreement, each of the Transferor Parties agrees, insofar as he or it acts in its capacity as a selling equity holder, or a controlling person thereof, and not as an employee, a manager, a member of a management board or a consultant, to accept and be bound by the restrictions as set forth in Section 5.8(a).  In addition, the Parties acknowledge and agree that the provisions of Section 5.8(a) and the period of time, geographic area and scope and type of restrictions on its activities set forth in such Section, are reasonable and necessary for the protection of the Acquiring Parties, which are paying substantial consideration and other benefits to the Transferor Parties in consideration for the covenants of the Transferor Parties hereunder.

(c)                                  If any provision contained in any of Section 5.8(a) shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (i) such provision shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (ii) in its reduced form, such provision shall then be enforceable, but such reduced form of provision shall only apply with respect to the operation of such provision in the particular jurisdiction in or for which such adjudication is made.  It is the intention of the Parties that the provisions of Section 5.8(a) shall be enforceable to the maximum extent permitted by Applicable Law.

(d)                                 The Parties acknowledge and agree that any breach or threatened breach of the covenants or other provisions contained in Section 5.8(a) may cause the Acquiring Parties material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Acquiring Parties shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach and recovery of costs and expenses including, but not limited to, attorneys’ fees and expenses), be entitled to seek specific performance and injunctive relief (including, without limitation, a temporary and/or permanent restraining order and/or a permanent injunction) in respect of any breach or threatened breach of any of such covenants or provisions.

(e)                                  Notwithstanding anything to the contrary set forth in Section 5.7 or this Section 5.8, if the restrictions set forth in Section 10 of the Employment Agreement terminate in accordance with the terms thereof, the restrictions set forth in Section 5.7  and this Section 5.8 shall immediately terminate.

5.9                               Parent SEC Documents.  Each of the Transferor Parties shall, at no expense to the Transferor Parties, promptly furnish to Parent in writing all information concerning such Transferor Party that may be required by applicable securities laws or reasonably requested by Parent for inclusion in any registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents filed or furnished by Parent under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, such documents and any other documents to be filed by Parent with the SEC (collectively, the “Parent SEC Documents”).  Each of the Transferor Parties agrees to promptly correct any information provided by it for use in any Parent SEC Document, if and to the extent that it shall have, to the Transferor’s Knowledge, become false or misleading in any material respect or as otherwise required by Applicable Law.  With respect to any Parent SEC Document that references a Transferor Party by name, such

Transferor Party and his, her or its counsel, shall be given a reasonable opportunity to review such Parent SEC Document before it is filed with the SEC, and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by such party.  In addition, with respect to any Parent SEC Document that references a Transferor Party by name, Parent shall provide such Transferor Party and his, her or its counsel, with copies of any written comments, and shall inform them of any oral comments, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to any Parent SEC Document promptly after receipt of such comments, and any written or oral responses thereto.  With respect to any Parent SEC Document that references a Transferor Party by name, such Transferor Party and his, her or its counsel, shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by such party.

5.10                        Insomniac Dispute.

(a)                                  In connection with any claim, action, suit, arbitration, inquiry, proceeding or investigation (the “Insomniac Dispute”) involving the Transferor Parties, or any of their respective Affiliates, and Insomniac, or any of its Affiliates, regarding assets, including Intellectual Property, of Transferor (the “Disputed Assets”), the Transferor Parties hereby agree (i) to keep Parent and its Affiliates reasonably apprised regarding the status of and discussions regarding the Insomniac Dispute, otherwise report periodically to Parent and its Affiliates regarding the status of and discussions regarding the Insomniac Dispute and to provide any information regarding the Insomniac Dispute reasonably requested by Parent; and (ii) that upon written notice by Parent of its intent to assume control of the handling of the Insomniac Dispute, which notice, if delivered by Parent at its sole election, must be delivered on or before the date that is one hundred eighty (180) days following the Closing Date, on the fifth (5th) Business Day following delivery by Parent of such written notice, Transferor Parties shall relinquish control of the defense, settlement or other handling of the Insomniac Dispute to Parent and, upon reasonable request by any of the Acquiring Parties, and at no expense to the Transferor Parties, the Transferor Parties will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts that may reasonably be required for Parent to assume the control of the handling of the Insomniac Dispute.  If Parent shall have so assumed the defense, settlement or other handling of the Insomniac Dispute, Parent and its Affiliates shall (x) become entitled to all rights, interests, title and other benefits, in assets, properties, Intellectual Property or other items subject to the Insomniac Dispute resulting from any settlement, judgment or other resolution of the Insomniac Dispute; (y) reimburse Transferor for all costs, fees and expenses reasonably incurred by Transferor to the extent directly related to Transferor’s handling of the Insomniac Dispute and (z) not consent to a settlement of or to the entry of any judgment arising from or otherwise resolve the Insomniac Dispute in a manner that would adversely affect a Transferor Party in a manner inconsistent with this Agreement and the Transaction Documents.  Immediately upon delivery by Parent of a written notice to Transferor of its desire that the Disputed Assets constitute Transferred Assets, subject to this Section 5.10, the Disputed Assets shall become Transferred Assets hereunder.

(b)                                  If Parent does not assume the defense, settlement or other handling of the Insomniac Dispute within the 180-day period following the Closing Date, the Transferor Parties shall be entitled to prosecute, defend, settle, arbitrate, or otherwise handle the Insomniac

Dispute; provided, however, that, upon reimbursement by Parent of Transferor for all costs, fees and expenses reasonably incurred by Transferor to the extent directly related to Transferor’s handling of the Insomniac Dispute, sole rights, title, interests, and other benefits in and to Disputed Assets (other than cash proceeds received from a settlement or other resolution) which are the subject of the Insomniac Dispute shall, effective as of settlement of, or the entry of any judgment or other final disposition of the Insomniac Dispute, constitute Transferred Assets; and upon the settlement of, or the entry of any judgment or other final disposition of the Insomniac Dispute, the Acquiring Parties shall have sole ownership of any benefits, in assets, properties, Intellectual Property or other items (other than cash proceeds received from a settlement or other resolution) which are the subject of the Insomniac Dispute, resulting from any settlement, judgment or other disposition of the Insomniac Dispute.

(c)                                   Notwithstanding anything to the contrary set forth in this Section 5.10, no Transferor Party shall at any time following execution of this Agreement be authorized to consent to a settlement of or to the entry of any judgment arising from the Insomniac Dispute without the prior written consent of Parent, which consent shall not be unreasonably withheld.

5.11                        Auditor’s Fees. Parent agrees to reimburse Transferor for fifty percent (50%) of all costs, fees and expenses incurred by Transferor that directly relate to Transferor’s engagement of its auditor, Larry Mitchell, up to a maximum of fifty thousand dollars ($50,000), to the extent such costs, fees and expenses were incurred by Transferor solely for the purpose of preparing, or assisting in the preparation of, Transferor’s Financial Statements.

5.12                        Registration Statement.  If a registration statement relating to an offering by Parent for its own account or the account of others under the Securities Act of any of its common stock (other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans) (the “Registration Statement”), has not been filed with the Securities Exchange Commission on or before December 31, 2012 or been declared effective by the Securities Exchange Commission on or before June 30, 2014, or if on or before June 30, 2014, Parent does not have shares of Parent Common Stock registered pursuant to Section 12 of the Exchange Act, Parent will, if requested in writing by Transferor, repurchase from the Transferor all shares of Parent Common Stock comprising the Stock Consideration then owned by the Transferor, at a deemed price per share of Parent Common Stock equal to five dollars ($5.00).  Parent shall have thirty (30) days to complete the repurchase contemplated by this Section 5.12.  If Parent fails to complete such repurchase within a thirty (30) day period after written notice, in addition to its other rights and remedies, the restrictions set forth in Section 5.7 and Section 5.8 and Section 10 of the Employment Agreement shall terminate with respect to the Transferor Parties.  Notwithstanding anything to the contrary set forth in this Section 5.12, if shares of Parent Common Stock are then listed on a national securities exchange, Parent shall not be required to repurchase any shares of Parent Common Stock pursuant to this Section 5.12 if such shares are eligible for sale pursuant to Rule 144 of the Securities Act.

ARTICLE 6

[INTENTIONALLY OMITTED]

ARTICLE 7

[INTENTIONALLY OMITTED]

ARTICLE 8

CLOSING

8.1                               Closing Date.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on the date hereof (the “Closing Date”).

8.2                               Closing Deliveries.

(a)                                 At Closing, SFX shall pay or deliver, or cause to be paid or delivered, as the case may be, to Transferor:

(i)                                     an amount equal to the Cash Payment;

(ii)                                  an original stock certificate evidencing the Stock Consideration, to be held in escrow as set forth in Section 2.5; and

(iii)                               Transaction Documents duly executed by the Acquiring Parties, as applicable.

(b)                                 At the Closing, the Transferor Parties shall deliver to Acquiror:

(i)                                     The Transferred Assets, including without limitation, copies of all books, records, files, and documents of Transferor relating to any of the Transferred Assets or otherwise related or necessary to the commercial exploitation of the Transferred Assets or the Business, and without limiting the foregoing, electronic media including complete and accurate copies of all Intellectual Property Embodiments and Documentation, with all electronic media to be delivered fully functioning; provided that if Acquiror waives the closing condition that a Required Consent be obtained for any Transferred Contract, such Transferred Contract shall not be assigned to Acquiror at the Closing, but shall instead be assigned at such time as the Required Consent is obtained; and

(ii)                                  Transaction Documents duly executed by the Transferor Parties, as applicable.

ARTICLE 9

INDEMNIFICATION

9.1                               Transferor Parties’ Agreement to Indemnify.  The Transferor Parties shall, jointly and severally, indemnify and hold harmless the Acquiring Parties and their Affiliates, directors, managers, members, officers, employees, attorneys, agents, representatives, successors and permitted assigns (collectively, the “Acquiring Party Indemnitees”) in respect of any and all

Damages reasonably incurred by any Acquiring Party Indemnitee in connection with, or resulting from, any or all of the following:

(a)                                 any breach of any representation or warranty made by any of the Transferor Parties in this Agreement or the Transaction Documents (excluding the Employment Agreement), without regard and without giving effect to any “materiality”, “Material Adverse Effect” or similar qualification contained in any such representation or warranty;

(b)                                 any breach in the performance of any covenant, agreement or obligation of any of the Transferor Parties contained in this Agreement or the Transaction Documents (excluding the Employment Agreement);

(c)                                  any Liabilities of any of the Transferor Parties or their respective Affiliates, other than the Assumed Liabilities and as set forth in Section 2.8 and Section 2.9, including, without limitation, all Liabilities related to (i) the Insomniac Dispute unless Parent has expressly assumed the control of the defense, settlement or other resolution of the Insomniac Dispute under Section 5.10; and (ii) past due license fees and penalties owed by Transferor to any domestic or international performing rights organization in connection with Transferor’s conduct of the Business prior to the Closing Date;

(d)                                 any Transfer and Sales Taxes in connection with the transactions contemplated hereunder;

(e)                                  except as otherwise provided in this Agreement or any of the Transaction Documents, any Tax for which any of the Transferor Parties is or becomes liable; and

(f)                                   any fees, expenses or other payments incurred or owed by any of the Transferor Parties to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement and the Transaction Documents.

9.2                               Acquiring Parties’ Agreement to Indemnify.  The Acquiring Parties shall, jointly and severally, indemnify and hold harmless the Transferor Parties and their attorneys, agents, representatives, successors and permitted assigns (collectively, the “Transferor Party Indemnitees”) in respect of any and all Damages reasonably incurred by any Transferor Party Indemnitee to the extent caused by any or all of the following:

(a)                                 any breach of any representation or warranty made by any Acquiring Party in this Agreement or the Transaction Documents, without regard and without giving effect to any “materiality”, “Material Adverse Effect” or similar qualification contained in any such representation or warranty;

(b)                                 any breach in the performance of any covenant, agreement or obligation of any Acquiring Party contained in this Agreement or the Transaction Documents (excluding the Employment Agreement);

(c)                                  any Assumed Liabilities;

(d)                                 the operation of the Business after the Closing; and

(e)                                  any fees, expenses or other payments incurred or owed by any of the Acquiring Parties to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement or the Transaction Documents (excluding the Employment Agreement).

9.3                               Limitations on Duties to Indemnify.  Except for (i) their duty to indemnify the other party for claims of fraud, gross negligence, actions taken in bad faith or intentional misrepresentation of material facts, the Parties’ respective indemnification obligations for a breach of a representation or warranty (other than Excluded Representations and Warranties) shall be subject to each of the following limitations:

(a)                                 An Indemnifying Party has no obligation to indemnify any Indemnitee unless the aggregate of all Damages for which the Indemnifying Party would be liable exceeds on a cumulative basis an amount exceeding $100,000 (the “Threshold Amount”), whereupon the amount of all such Damages (above and below the Threshold Amount), and all subsequent Damages, shall become due and payable.  Notwithstanding anything to the contrary set forth in this Section 9.3(a), the Threshold Amount shall not apply to indemnification claims by the Transferor Parties for the Acquiring Parties’ failure to perform executory obligations under Transferred Contracts.

(b)                                 The maximum amount of liability that the Transferor Parties may have by reason of this Agreement or the Transaction Documents to any Acquiring Party Indemnitees or any other Person, in the aggregate, with respect to claims for indemnification under this Article 9 or under any other theory of recovery shall be $3,000,000, including costs of defense.

9.4                               Survival of Representations, Warranties and Covenants.

(a)                                 All representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained in this Agreement and all claims of any Acquiring Party Indemnitee or Transferor Party Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the execution of this Agreement, and shall expire 24 months following the Closing Date, except that:

(i)                                     the covenants, agreements or obligations of any of the Transferor Parties or any of the Acquiring Parties which by their terms are to be performed after the execution of this Agreement shall survive the Closing Date and shall not expire unless otherwise expressly provided in this Agreement, including, without limitation, the covenants, agreements or obligations of any of the Transferor Parties or any of the Acquiring Parties in Article 5 or Sections 9.1, 9.2 and 9.4; and

(ii)                                  the Excluded Representations and Warranties, and all claims of any Transferor Party Indemnitee or Acquiring Party Indemnitee in respect of any breach of any such representation or warranty, shall survive the Closing Date and shall expire 30 days after the expiration of all applicable statutes of limitations, including extensions thereof.

(b)                                 Notwithstanding anything herein to the contrary, indemnification for claims for which written notice as provided in Section 9.5 has been given prior to the expiration of the representation, warranty, covenant, agreement or obligation upon which such claim is based shall not expire, and claims for indemnification thereon may be pursued, until the final resolution of such claim.

(c)                                  Notwithstanding anything herein to the contrary, indemnification for claims which arise out of the fraud, gross negligence, action taken in bad faith or intentional misrepresentation of the Indemnifying Party shall expire 30 days after the expiration of all applicable statutes of limitations, including extensions thereof.

(d)                                 No Indemnifying Party is required to indemnify any Indemnitee under this Agreement for any loss resulting from an inaccurate representation herein if the Indemnifying Party establishes that the Indemnitee had knowledge of that inaccuracy before the Closing.

9.5                               Claims for Indemnification.  If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article 9 in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof.  Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification.  The failure of such Indemnitee to give notice of any claim for indemnification promptly, but within the applicable periods specified by Section 9.4, shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent (and only to the extent) that such failure adversely affects the right of the Indemnifying Party to assert all reasonable defenses to such claim.  Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the 20 calendar-day period referred to in the next sentence to dispute or deny such claim.  The Indemnifying Party shall have 20 calendar days following its receipt of such notice either (y) to acquiesce in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article 9 by giving such Indemnitee written notice of such acquiescence or (z) to object to the claim by giving such Indemnitee written notice of the objection.  If the Indemnifying Party does not object thereto within such 20 calendar-day period, such Indemnifying Party shall be deemed to have acquiesced in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article 9.

9.6                               Defense of Claims. Except as otherwise set forth in the last sentence of this Section 9.6, in connection with any claim which may give rise to indemnity under this Article 9 resulting from or arising out of any claim or Action against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice sent at any time to the relevant Indemnitee, assume the defense of any such claim or Action, to the extent that the claim or Action relates only to monetary damages and not the Transferred Assets or the ability to exploit the Transferred Assets, and such Indemnifying Party provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Action is decided adversely.  The Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Action (which acceptance of counsel shall not be unreasonably withheld by the Indemnitee), shall take all steps reasonably necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof.  If the Indemnifying Party shall have assumed the defense of any claim or Action in accordance with this Section 9.6, the Indemnifying Party shall be authorized to consent to a settlement of or to the entry of any judgment arising from, any such claim or Action, to the extent that the settlement or judgment requires only the payment of monetary damages, includes no injunctive provisions or performance requirements of Indemnitee and includes no admission of guilt or liability.  Or in the alternative, the Indemnifying Party will seek consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed).  If the Indemnifying Party has so elected to assume the defense, each Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and, except as provided herein, at its own expense.  Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Party in the defense of any claim or Action being defended by the Indemnifying Party pursuant to this Section 9.6.  If the Indemnifying Party does not assume the defense of any claim or Action resulting therefrom in accordance with the terms of this Section 9.6, or the Indemnifying Party does not acknowledge to the Indemnitee the Indemnitee’s right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the Parties) or the Indemnifying Party does not provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Action is decided adversely, such Indemnitee may defend against such claim or Action in such manner as it may deem reasonably appropriate at the reasonable cost of the Indemnifying Party.

9.7                               Nature of Payments.  Except for payments pursuant to the Parties’ obligations under Sections 9.1(c) and 9.2(c), any payment under Article 9 shall be treated for tax purposes as an adjustment to the Cash Payment to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

9.8                               Exclusive Remedy.  After the Closing, and except for claims of fraud, gross negligence, actions taken in bad faith or intentional misrepresentation and except for the specific performance of covenants, where appropriate under Applicable Law, the obligations to indemnify under this Article 9 shall provide the exclusive remedy against a party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document.

9.9                               Acquiring Parties’ Right of Offset.  Anything in this Agreement to the contrary notwithstanding, in the event that any Transferor Party is obligated to indemnify any Acquiring Party Indemnitees pursuant to the provisions of this Article 9 or make a payment under Section 2.8, the Acquiring Party Indemnitees may (but shall not be obligated to), instead of electing to receive cash payments, elect to set-off and deduct all or a portion of the amount owed to the Acquiring Party Indemnitee by reducing and canceling a number shares of Parent Common Stock comprising the Stock Consideration equal to such indemnification amount divided by the Per Share Price; provided, however, that in lieu of the right of set-off being exercised with respect to the Stock Consideration, the Transferor Parties may make payment to the Acquiring Party Indemnitees of all or any portion of such amount owed in cash (by wire transfer of immediately available funds), and such payment shall reduce or eliminate, as the case may be, the Acquiring Parties’ right of set-off against the Stock Consideration on a dollar-for-dollar basis.  Upon a reduction and cancellation of shares of Parent Common Stock comprising the Stock Consideration in connection with the exercise by the Acquiring Parties of the right of set-off under this Section 9.9, each of the Transferor Parties agrees to immediately return to Parent certificates representing the Stock Consideration, and Parent will deliver revised stock certificates in substitution thereof reflecting the reduction to the Stock Consideration.  In all other respects the substituted stock certificates shall be identical to the previously outstanding stock certificates and shall carry the same rights that were carried by the previously outstanding stock certificates.  In furtherance of any exercise by the Acquiring Parties of the right of set-off under this Section 9.9, each of the Transferor Parties hereby appoints Parent as their respective attorney-in-fact to take such action as is reasonably necessary to cause the cancellation and the substitution of the certificates representing the Stock Consideration.

9.10                        Miscellaneous Indemnity Provisions.  The Indemnifying Parties’ indemnification obligations herein are intended solely for the benefit of the Indemnitees, and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.  Nothing herein shall be deemed to prevent an Indemnitee from making a claim under this Article 9 for potential or contingent claims or demands; provided that the notice of such claim delivered pursuant to Section 9.5 sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

9.11                        Property Taxes.  All property taxes and similar ad valorem taxes (“Property Taxes”) levied with respect to the Transferred Assets for any period commencing before and ending after the Closing Date (“Straddle Period”) shall be apportioned between Acquiror and Transferor based on the number of days of such Straddle Period included in the portion of the period ending on the Closing Date (“Pre-Closing Tax Period”) and the number of days of such Straddle Period included in the period commencing on the day after the Closing Date (“Post-Closing Tax Period”).  Transferor shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Acquiror shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period.  Upon receipt of any bill for such Property Taxes, Acquiror or Transferor, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.11 together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement.

9.12                        Transfer and Sales Tax Returns.  Transferor shall timely prepare and file all Transfer and Sales Tax returns and reports relating to the transactions contemplated by this Agreement.  The Transferor Parties shall be jointly and severally liable for any Transfer and Sales Taxes relating to such transactions.  Transferor shall furnish to Acquiror a copy of each such Tax Return promptly after it is filed, together with proof of payment of the Transfer and Sales Tax shown thereon to be due.

ARTICLE 10

[INTENTIONALLY OMITTED]

ARTICLE 11

MISCELLANEOUS

11.1                        Notices.  All notices, requests and other communications to either party hereunder shall be in writing (including facsimile, PDF or e-mail) and shall be given,

If to an Acquiring Party, to:

SFX Entertainment Inc.

650 Madison Avenue

New York, NY 10022

Attention: Mitch Nelson, Esq.

Fax: (212) 750-3034

With a copy to:

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, NY 10166

Attention:       Dennis J. Block, Esq.

Michael D. Helsel, Esq.

Fax:  (212) 801-6400

If to a Transferor Party, to:

c/o Disco Productions, Inc.

1000 Seaboard St.

Charlotte, NC 28206

With a copy to:

Eisner, Kahan & Gorry, a Professional Corporation

9601 Wilshire Blvd, Suite 700

Beverly Hills, CA 90210

Attention: Sal LaVina, Esq.

Fax: (310) 855-3201

Email: slavina@eisnerlaw.com

11.2                        Amendments; No Waivers.  Any provisions of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Acquiring Parties and the Transferor Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.3                        Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.  In the event of any litigation arising from breach of this Agreement or any of the Transaction Documents (excluding the Employment Agreement), the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred including staff time, court costs, attorneys fees, and all other related expenses incurred in such litigation.

11.4                        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

11.5                        Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state.

11.6                        Consent to Jurisdiction; Venue; Service of Process.

(a)                                 Each Party, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of any New York federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action among the parties arising in whole or in part under or in connection with this Agreement; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York, (ii) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any of the other Transaction Documents or the subject matter hereof and thereof may not be enforced in or by such court, and (iii) hereby agrees to commence any such Action only before one of the above-named courts.  Notwithstanding the immediately preceding sentence, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)                                 Each Party hereby agrees that service of any process, summons, notice or document by U.S. registered mail, return receipt requested, at its address specified pursuant to Section 11.1 shall constitute good and valid service of process in any Action among the Parties arising in whole or in part under or in connection with this Agreement or any other Transaction Documents, and each Party hereby waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with this Section 11.6(b) does not constitute good and valid service of process.

11.7                        Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY. ANY ACTION WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.8                        Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.  This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other Parties.

11.9                        Entire Agreement.  This Agreement, the Transaction Documents, any non-disclosure agreement between SFX and Transferor, and the ancillary agreements related thereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.

11.10                 Titles and Headings; Construction.  The titles and headings to Sections herein and to the Exhibits and Schedules hereto are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

11.11                 Severability.  If any provision of this Agreement is held invalid, unenforceable or void by a court of competent jurisdiction, the remaining provisions shall not for that reason alone be unenforceable or invalid. In such case, the Parties agree to negotiate in good faith to create an enforceable contractual provision to achieve the purpose of the invalid provision. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to Applicable Law and shall be enforced as amended.

11.12                 No Third Party Beneficiaries.  Except for the provisions of Article 9 relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Transferor, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

11.13                 Specific Performance.  The Transferor Parties acknowledge and agree that the Acquiring Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any of the Transferor Parties could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which the Acquiring Parties may be entitled, at law or in equity, they shall be entitled to enforce and provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

SFX HOLDING CORPORATION,
a Delaware corporation

By:	/s/ Robert F.X. Sillerman
Name: Robert F.X. Sillerman
Title: Chief Executive Officer

SFX ENTERTAINMENT INC.
a Delaware corporation

By:	/s/ Robert F.X. Sillerman
Name: Robert F.X. Sillerman
Title: Chief Executive Officer

SFX-DISCO OPERATING LLC,
a Delaware limited liability company

By: SFX Holding Corporation, its sole member

By:	/s/ Robert F.X. Sillerman
Name: Robert F.X. Sillerman
Title: Chief Executive Officer

DISCO PRODUCTIONS, INC.
a Louisiana corporation

By:	/s/ James Estopinal
Name: James Estopinal
Title: President

JAMES ESTOPINAL
an individual resident of Puerto Rico

/s/ James Estopinal